RESTATED COMBINATION AGREEMENT

                          Dated as of January 23, 2000

                                     Between

                               TIME WARNER INC.

                                       and

                                  EMI GROUP PLC

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                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                    ARTICLE I

                                The Transactions
                               ----------------

SECTION 1.01.     Combination Entities.....................................1
SECTION 1.02.     Name and Ownership ......................................1
SECTION 1.03.     Assets, Liabilities and Debt to be
                             Contributed...................................2
SECTION 1.04.     Equalization ............................................7
SECTION 1.05.     Distribution to EMI Shareholders.........................9


                                   ARTICLE II

                            Documentation and Closing
                           -------------------------

SECTION 2.01.     The Documents............................................9
SECTION 2.02.     The Closing.............................................10
SECTION 2.03.     Mutual Closing Conditions...............................11
SECTION 2.04.     EMI Closing Conditions..................................12
SECTION 2.05.     TWI Closing Conditions..................................13
SECTION 2.06.     Subsequent Closings.....................................13


                                   ARTICLE III

                      Representations and Warranties of TWI
                     -------------------------------------

SECTION 3.01.     Corporate Existence and Power...........................14
SECTION 3.02.     Corporate Authorization.................................14
SECTION 3.03.     Information Supplied ...................................15
SECTION 3.04.     Non-Contravention.......................................15
SECTION 3.05.     Warner Contributed Entities.............................15
SECTION 3.06.     Financial Statements....................................16
SECTION 3.07.     Absence of Certain Changes..............................17
SECTION 3.08.     No Undisclosed Material Liabilities.....................17
SECTION 3.09.     Material Contracts......................................18
SECTION 3.10.     Compliance with Laws and Court Orders ..................19
SECTION 3.11.     Litigation..............................................20
SECTION 3.12.     Title; Properties.......................................20
SECTION 3.13.     Sufficiency of the Warner Contributed
                             Assets.......................................20
SECTION 3.14.     Intellectual Property Rights............................21
SECTION 3.15.     Licenses and Permits....................................21
SECTION 3.16.     Tax Matters.............................................22
SECTION 3.17.     Employee Plans..........................................22
SECTION 3.18.     Environmental Compliance................................24


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                                                                               2

                                   ARTICLE IV

                      Representations and Warranties of EMI
                     -------------------------------------

SECTION 4.01.     Corporate Existence and Power...........................25
SECTION 4.02.     Corporate Authorization.................................25
SECTION 4.03.     Information Supplied....................................25
SECTION 4.04.     Non-Contravention.......................................25
SECTION 4.05.     EMI Contributed Entities................................26
SECTION 4.06.     Financial Statements....................................27
SECTION 4.07.     Absence of Certain Changes..............................27
SECTION 4.08.     No Undisclosed Material Liabilities.....................28
SECTION 4.09.     Material Contracts......................................28
SECTION 4.10.     Compliance with Laws and Court Orders...................30
SECTION 4.11.     Litigation..............................................30
SECTION 4.12.     Title; Properties.......................................30
SECTION 4.13.     Sufficiency of the EMI Contributed
                             Assets.......................................31
SECTION 4.14.     Intellectual Property...................................31
SECTION 4.15.     Licenses and Permits....................................32
SECTION 4.16.     Tax Matters.............................................32
SECTION 4.17.     Employee Plans..........................................33
SECTION 4.18.     Environmental Compliance................................34


                                    ARTICLE V

                                Employee Matters
                               ----------------

SECTION 5.01.     Employees Liabilities...................................35
SECTION 5.02.     Employee Plans..........................................35
SECTION 5.03.     Transfer of the Asset Employees.........................36
SECTION 5.04.     TWI and EMI Equity Awards...............................37
SECTION 5.05.     Transition..............................................37
SECTION 5.06.     EMI Pension Scheme......................................38
SECTION 5.07.     No Third Party Beneficiaries............................39


                                   ARTICLE VI

                                    Covenants
                                   ---------

SECTION 6.01.     Access to Information; Confidentiality..................40
SECTION 6.02.     Efforts.................................................40
SECTION 6.03.     Notices of Certain Events...............................42
SECTION 6.04.     EMI Shareholder Meeting.................................43
SECTION 6.05.     Publicity and Confidential Information..................43
SECTION 6.06.     Exclusivity.............................................43
SECTION 6.07.     EMI Listing.............................................44
SECTION 6.08.     Conduct of Business.....................................45
SECTION 6.09.     Warner Audit Opinion....................................45


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                                                                               3

SECTION 6.10.     Covenants Relating to Listing...........................46
SECTION 6.11.     Shareholder Obligations in respect of
                             Ventures.....................................47
SECTION 6.12.     Records.................................................47
SECTION 6.13.     Acknowledgment..........................................47
SECTION 6.14.     Good Faith Adjustments to Structure.....................48


                                   ARTICLE VII

                                   Termination
                                  -----------

SECTION 7.01.     Termination.............................................48
SECTION 7.02.     Fees and Expenses.......................................49
SECTION 7.03.     Effect of Termination...................................50


                                  ARTICLE VIII

                                   Indemnities
                                  -----------

SECTION 8.01.     Indemnification.........................................50
SECTION 8.02.     Tax Indemnification.....................................51


                                   ARTICLE IX

                                  Other Matters
                                 -------------

SECTION 9.01.     Notices.................................................51
SECTION 9.02.     Amendments; No Waivers..................................53
SECTION 9.03.     Governing Law...........................................53
SECTION 9.04.     Enforcement.............................................53
SECTION 9.05.     Severability............................................53
SECTION 9.06.     Counterparts............................................54
SECTION 9.07.     Assignment..............................................54
SECTION 9.08.     Waiver of Jury Trial....................................54
SECTION 9.09.     Entire Agreement........................................54
SECTION 9.10.     Captions................................................54
SECTION 9.11.     Specific Performance....................................54

APPENDIX A                 Definitions

EXHIBIT 1.03(e)(i)         EMI Contributed Assets
EXHIBIT 1.03(e)(ii)        EMI Excluded Assets
EXHIBIT 1.03(e)(iii)       Warner Contributed Assets
EXHIBIT 1.03(e)(iv)        Warner Excluded Assets
EXHIBIT 1.03(f)(i)         EMI Excluded Liabilities
EXHIBIT 1.03(f)(ii)        Warner Excluded Liabilities
EXHIBIT 2.01(c)            Terms of Joint Venture Agreement
   ATTACHMENT A            Music Business


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                                                                               4

EXHIBIT 2.01(d)            Terms of Parent Services Agreement
EXHIBIT 2.01(e)            Terms of EMI Services Agreement
EXHIBIT 2.01(f)            Terms of DVD License Agreement
EXHIBIT 2.01(g)            Terms of Credit Facility Agreement
EXHIBIT 2.01(h)            TWI Contracts
EXHIBIT 2.02               Terms of Convertible Deferred
                           Ordinary Shares

EXHIBIT 6.08(a)            Interface Issues List


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                   RESTATED COMBINATION AGREEMENT dated as of
                January 23, 2000 (this "Agreement"), between TIME
                 WARNER INC. ("TWI") and EMI GROUP PLC ("EMI").

          WHEREAS TWI and EMI wish to combine their global music businesses into two joint venture businesses;

          WHEREAS TWI and EMI entered into a Combination Agreement dated as of January 23, 2000 (the "Original Combination Agreement");

          WHEREAS TWI and EMI wish to restate (and amend) the Original Combination Agreement in its entirety, which restatement (and amendment) is effective for all purposes as of January 23, 2000; and

          WHEREAS certain capitalized terms used in this Agreement are defined in Appendix A.

          NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                The Transactions

          SECTION 1.01. Combination Entities. (a) TWI and EMI hereby agree to create two entities that in the aggregate will conduct the music business of the parties throughout the world.

          (b) The entities will be (i) a Delaware general partnership ("USCO") that will operate directly and through subsidiaries in the United States, Japan and Canada, and (ii) an English company ("UKCO") that will operate directly and through subsidiaries in the United Kingdom and other countries outside the United States, Japan and Canada. USCO and UKCO are each a "Venture".

          (c)  The  USCO,  all  USCO's  U.S.   Subsidiaries  and  UKCO  will  be
pass-through entities for U.S. federal income tax purposes; provided, however, that a party may contribute one or more non-pass through entities with the consent of the other party, which consent shall not be unreasonably withheld.

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                                                                               2

          SECTION 1.02. Name and Ownership. The two Ventures shall operate under a name that will include the words "Warner EMI Music" (in such form as shall be determined by the Venture Boards). As a result of the contributions, distributions and adjustments referred to in this Article I, each party shall own, directly or indirectly, 50% of the equity in each of USCO and UKCO. Except as specifically provided in this Agreement (including the Exhibits), the equity interests in and voting securities of the Ventures held by each of the parties hereto shall be identical in all respects. TWI or EMI may divide their respective ownership interests among various wholly owned Subsidiaries of TWI or EMI, as applicable.

          SECTION 1.03. Assets, Liabilities and Debt to be Contributed. (a) Upon the terms and subject to the conditions of this Agreement, (i) EMI will contribute, or cause to be contributed, to the Ventures at the Closing all right, title and interest of EMI and its Subsidiaries in, to and under the EMI Contributed Assets together with all rights attaching thereto and (ii) TWI will contribute, or cause to be contributed, to the Ventures at the Closing all right, title and interest of TWI and its Subsidiaries in, to and under the Warner Contributed Assets together with all rights attaching thereto. The method for contribution by EMI and TWI of the EMI Contributed Assets and the Warner Contributed Assets will be determined by EMI and TWI, respectively, and may take the form of the transfer of assets, the transfer of equity interests in Subsidiaries that, directly or indirectly, hold assets or a combination thereof, although it is expected by both parties that the predominant method will be the transfer of equity interests. The parties will cooperate in determining the methods of contribution of Contributed Assets (minimizing the amount of business conducted by the USCO in the United States through corporations) and of assumption of the Assumed Liabilities, taking into account the parties' common objectives of minimizing transfer and other Taxes, optimizing the tax efficiency and position of the Ventures, minimizing the consents and other approvals required from third parties and, subject to the foregoing, ensuring when desirable that all Contributed Assets are contributed in the simplest manner possible. Notwithstanding any other provision of this Agreement, neither party shall have any obligation to contribute assets to the Ventures by contributing shares of capital stock of particular Subsidiaries.

          (b) Contributed Assets relating primarily to the conduct of business in the United States, Canada and Japan will be contributed to the USCO. All other Contributed Assets will be contributed to the UKCO.

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                                                                               3

          (c) "EMI Contributed Assets" means all assets, properties, Rights and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held for use, leased, licensed or used by EMI and its Subsidiaries as the same shall exist on the Closing Date that are not EMI Excluded Assets.

          (d) "Warner Contributed Assets" means all assets, properties, Rights and businesses, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned, held for use, leased, licensed or used by TWI and its Subsidiaries primarily in the conduct of the Warner Music Business as the same shall exist on the Closing Date that are not Warner Excluded Assets, including all assets included in the Warner Balance Sheet and not subsequently disposed of in the ordinary course of business as permitted by this Agreement, and all assets, properties, Rights and businesses of the Warner Music Business acquired by TWI or its Subsidiaries after the Warner Balance Sheet Date that are not Warner Excluded Assets. The "Warner Music Business" means the Music Business conducted by TWI and its Subsidiaries under the overall divisional name "Warner Music Group", which is the Music Business the financial performance of which is summarized under the line items and captions "Warner Music Group", "Music Group" and "Music" in TWI's most recent Form 10-K and 10-Q's filed by TWI with the United States Securities and Exchange Commission, including the record labels business conducted by TWI under the names "Atlantic", "Elektra" and "Warner Bros. Records" (and affiliated labels) and the music publishing business conducted by TWI under the name "Warner/Chappell".

          (e) The EMI Contributed Assets and the Warner Contributed Assets, respectively, shall include all right, title and interest of EMI and TWI and their respective Subsidiaries, as applicable, in, to and under the types of assets, properties, Rights and businesses, other than Excluded Assets, set forth in Exhibit 1.03(e)(i), in the case of EMI, and, to the extent owned, held for use, leased, licensed or used primarily in the conduct of the Warner Music Business in Exhibit 1.03(e)(iii), in the case of TWI, but (subject to the ability of the parties to contribute equity interests pursuant to Section 1.03(a)) shall exclude interests in Subsidiaries.

          (f) Upon the terms and subject to the conditions of this Agreement, the Ventures shall, effective at the time of Closing, assume all debts, liabilities, obligations and commitments of any kind, description or character (whether


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                                                                               4

known or unknown, accrued, absolute, contingent or otherwise) (other than Excluded Liabilities): (i) of EMI or its Subsidiaries to the extent arising out of the EMI Contributed Assets, the EMI Music Business or any Music Business formerly owned or conducted by EMI or its present or former Subsidiaries, including all Financial Indebtedness of EMI or its Subsidiaries at the Closing (including the 8 3/8% Guaranteed Notes due 2009 issued by Capitol Records, Inc. and guaranteed by EMI and the related swaps set forth in Schedule 4.09) and additional Financial Indebtedness of EMI incurred to obtain the cash permitted to be retained by EMI pursuant to Section 1.03(g) (such assumed liabilities, the "EMI Assumed Liabilities"); (ii) to the extent arising out of the Warner Contributed Assets, the Warner Music Business or any former businesses, operations or assets relating to the Music Business formerly owned or conducted by TWI or its present or former Subsidiaries under the overall divisional name "Warner Music Group", (such assumed liabilities, the "Warner Assumed Liabilities"); provided, however, that the Net Financial Indebtedness of TWI, its Subsidiaries and the Warner Music Group to be assumed by the Ventures shall be the amount set forth in Section 1.03(h); and (iii) that constitute Assumed Tax Liabilities of EMI or any of its Subsidiaries or TWI or any of its Subsidiaries.

          (g) In addition to the subscription proceeds payable to EMI pursuant to Section 2.02(b), at the Closing EMI and the EMI Retained Entities together may retain cash equal to:

          (1) (pound)15 million; plus

          (2) if the Closing occurs prior to payment by EMI of its final dividend for EMI's fiscal year ended March 2000, an amount equal to EMI's estimate of such final dividend; plus

          (3) an estimate by EMI of its out-of-pocket Transaction expenses (including Tax Liabilities (other than Transfer Taxes), attorneys' fees and the fees of financial advisors in each case incurred in connection with the Transactions) not paid prior to Closing; plus

          (4) the Special Distribution Amount reduced by the subscription proceeds payable to EMI pursuant to Section 2.02(b); plus

          (5) to the extent  not  accounted  for in clauses  (3) and (6) of this
     Section 1.03(g), an amount equal to the current portion of the aggregate provision for the Tax Liabilities with respect to the EMI Contributed


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                                                                               5

     Entities for which an EMI Retained Entity is the primary obligor; plus

          (6) an amount sufficient to pay any unpaid Tax incurred in connection with the pre-Closing disposal of GWR Group plc ("GWR") or any other EMI Excluded Asset.

          (h) The Net Financial Indebtedness of TWI and the Warner Music Businesses to be included within the Warner Assumed Liabilities shall carry a market rate of interest and shall equal:

          (1) (pound)928.9 million, plus

          (2) the amount of any cash retained by EMI and the EMI Retained Entities pursuant to Sections 1.03(g)(1), 1.03(g)(2) and 1.03(g)(3); plus

          (3) for the period from and including October 1, 1999, to, but excluding, the Closing Date (the "Measurement Period"), the sum of (i) all cash distributions by EMI to its shareholders (whether by dividend, share repurchase or otherwise), (ii) all cash outflows relating to the EMI Excluded Assets or EMI Excluded Liabilities, including all cash contributed by EMI or its Subsidiaries to businesses that are not being contributed to the Ventures (other than in exchange for the provision of goods and services at then prevailing market rates), cash used by EMI or its Subsidiaries to purchase assets or businesses that are not being contributed to the Ventures and cash used by EMI or its Subsidiaries to pay liabilities that would not otherwise be assumed by the Ventures and (iii) all cash used by EMI and its Subsidiaries to pay Transaction expenses (including Tax Liabilities (other than Transfer Taxes), attorneys' fees and the fees of financial advisors incurred in connection with the Transactions); less

          (4) $119 million; less

          (5) for the Measurement Period, the sum of the after-tax proceeds from the sale of any EMI Excluded Asset, including EMI's shares of capital stock of GWR, and proceeds to EMI from the exercise of share options; less

          (6) for the Measurement Period, the operating cash inflow of the Warner Music Business (A) reduced by (i) the applicable Tax thereon (except accrued and unpaid Tax where a Warner Contributed Entity is the


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                                                                               6

     primary obligor) and (ii) capital expenditures and (B) reflecting the change in working capital; plus

          (7) for the Measurement Period, the sum of all cash used by the Warner
     Music  Business  to  make   acquisitions  that  form  part  of  the  Warner
     Contributed Assets; plus

          (8) for the Measurement Period, EMI's and its Subsidiaries' consolidated after-Tax, net interest expense; less

          (9) for the Measurement Period, the proceeds to the Warner Music Business from the sale of any assets, properties or businesses that otherwise would have formed part of the Warner Contributed Assets reduced by the applicable Tax thereon (except accrued and unpaid Tax where a Warner Contributed Entity is the primary obligor); less

          (10) the Special Distribution Amount reduced by the subscription proceeds payable to EMI pursuant to Section 2.02(b).

          (i) For purposes of Sections 1.03(g) and 1.03(h), U.S. dollar/pound sterling exchange rates shall be determined as follows:

          (1) for purposes of Section 1.03(g), the spot rate on the Closing
     Date;

          (2) for purposes of Section 1.03(h)(1), the spot rate on September 30, 1999;

          (3) for purposes of the clauses of Section 1.03(h) employing a Measurement Period, the arithmetic mean of the monthly average rate for each month during the Measurement Period; and

          (4) for purposes of all other subsections of Section 1.03(h), the spot rate on the Closing Date.

          (j) All Assumed Liabilities, other than Financial Indebtedness, that primarily arise out of Contributed Assets that are Contributed to the USCO will be assumed directly or indirectly by the USCO or its Subsidiaries, and all other Liabilities, other than Financial Indebtedness, will be assumed directly or indirectly by the UKCO or its Subsidiaries.


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                                                                               7

          (k) Notwithstanding any provision in this Agreement or any other writing to the contrary, the Ventures are assuming only the EMI Assumed Liabilities and the Warner Assumed Liabilities and are not assuming any other liability or obligation of the parties (or any predecessor of the parties or any prior owner of all or part of their respective businesses and assets) of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations (including those set forth on Exhibits 1.03(k)(i), in the case of EMI, and on Exhibit 1.03(k)(ii), in the case of TWI, and Excluded Tax Liabilities) shall be retained by and remain obligations and liabilities of EMI (the "EMI Excluded Liabilities") or TWI (the "Warner Excluded Liabilities").

          (l) It is the intent of the parties that the fair market value of the Contributed Assets (valued on the basis of their expected contribution to the EBITDA of the Ventures), net of Assumed Liabilities and any preferred interests in the Ventures received by the party upon the contribution, contributed by a party to the Ventures (the "Contributed Amount") shall be equal to the Contributed Amount of the other party subject to Sections 1.03(g) and 1.03(h). Subject to Sections 1.03(g), 1.03(h) and 1.04, the portion of the Contributed Amount contributed by each party to each Venture shall be equalized by the following means in the following order of priority: (i) first, the retention or contribution by TWI or EMI, as applicable, of cash, receivables, inventory and other liquid assets, (ii) second, the allocation of the amount of Assumed Liabilities of each party with respect to each Venture, and (iii) third, any other tax efficient means, such as the issuance to TWI or EMI of preferred interests in the Ventures; provided, however, that the Contributed Amount of each party subsequent to such equalization shall not be less than the Contributed Amount of such party prior to such equalization.

          SECTION 1.04. Equalization. (a) Within 60 days after the Closing Date, EMI will provide to TWI and the Ventures with respect to the EMI Music Business and TWI will provide to EMI and the Ventures with regard to the Warner Music Business an audited consolidated balance sheet as of the Closing Date stated in both U.S. GAAP and U.K. GAAP and an audited consolidated income statement and statement of cash flows for the period from October 1, 1999 to the Closing Date stated in U.K. GAAP with respect to the EMI Music Business and in U.S. GAAP with respect to the Warner Music Business.

          (b) Three business days prior to the expected Closing Date, (i) EMI will deliver to TWI and Ernst & Young


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                                                                               8

a statement setting forth its estimate of the following amounts: (x) the amount of cash to be retained by EMI and the EMI Retained Entities pursuant to Section 1.03(g), (y) the Net Financial Indebtedness of EMI and its Subsidiaries at
Closing, and (z) the amounts in Section 1.03(h) relating to EMI and its Subsidiaries at Closing, together with a reconciliation statement showing the changes in the net indebtedness of EMI and its Subsidiaries from September 30, 1999 to the Closing Date, (ii) TWI will deliver to EMI and Ernst & Young a statement setting forth its estimate of the amounts in Section 1.03(h) relating to TWI or the Warner Music Group and (iii) each party shall provide to each other and Ernst & Young such information as will be reasonably appropriate to effect the calculations under Section 1.03. Based on the foregoing statements, Ernst & Young will provide a statement (the "Preliminary Statement") to each of the parties setting forth its estimate of the amount of Net Financial
Indebtedness of TWI and the Warner Music Group which may be assumed by the Ventures pursuant to Section 1.03(h). The Preliminary Statement will be used to establish the amount (the "Preliminary Indebtedness") of Net Financial Indebtedness of TWI and the Warner Music Group to be assumed by the Ventures pursuant to Section 1.03(h) at Closing and the amount (the "Preliminary Retained Cash") of cash to be retained by EMI and the EMI Entities pursuant to Section 1.03(g) at Closing.

          (c) Within 45 days after the Closing Date, each party will provide Ernst & Young with a statement setting forth such party's final calculation of the amounts set forth in clauses (i), in the case of EMI, and (ii), in the case of TWI, of Section 1.04(b). Within 15 days after the receipt of the foregoing statements, Ernst & Young will provide to each of the parties a statement in a form to be agreed upon by Warner, EMI and Ernst & Young (the "Final Statement") certifying its final calculation of the amount (the "Final Indebtedness") of Net Financial Indebtedness of TWI and the Warner Music Group that should have been assumed by the Ventures at Closing pursuant to Section 1.03(h) and the amount (the "Final Retained Cash") of cash that should have been retained by EMI and the EMI Retained Entities pursuant to Section 1.03(g).

          (i) If the Preliminary Retained Cash exceeds the Final Retained Cash, then EMI will make a cash payment to the Ventures equal to the amount of such excess. If the Final Retained Cash exceeds the Preliminary Retained Cash, the Ventures will make a cash payment to EMI equal to the amount of such excess.


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                                                                               9

          (ii) If the Preliminary Indebtedness exceeds the Final Indebtedness, then TWI will make a cash payment to the Ventures equal to the amount of such excess. If the Final Indebtedness exceeds the Preliminary Indebtedness, then the Ventures will make a cash payment to TWI equal to the amount of such excess.

          (iii) Any payments made pursuant to clause (i) or (ii) above shall include interest from the Closing Date at the Ventures' cost of revolving debt.

          (d) Any payments to be made pursuant to Section 1.04(c) shall, if possible, be structured so as to be non-taxable contributions or distributions. In any case, all payments made pursuant to Section 1.04(c) shall be made on a net after-Tax basis.

          SECTION 1.05. Distribution to EMI Shareholders. Within 60 days after the Closing Date, EMI will distribute to its shareholders through a share repurchase or as a special dividend a cash amount equal to the Special Distribution Amount. Any such special dividend may be combined with a proportionate consolidation of the EMI ordinary shares.

                                   ARTICLE II

                            Documentation and Closing

          SECTION 2.01. The Documents. (a) The parties shall prepare in good faith one or more Contribution Agreements, a Partnership Agreement regarding USCO (the "USCO Agreement"), the Memorandum and Articles of and a Shareholders' Agreement regarding UKCO (collectively, the "UKCO Agreement" and, together with the USCO Agreement, the "Venture Agreements"), one or two Parent Services Agreements, the EMI Services Agreement, the DVD License Agreement, the Credit Facility, the Service Company Agreement and one or more TWI contracts (collectively and together with this Agreement, the "Documents").

          (b) Each Contribution Agreement will specify matters relating to the creation of and transfer of assets and liabilities to the Ventures and reflect the terms of this Agreement.

          (c) The Venture Agreements will have consistent terms and conditions and will reflect the terms contained in Exhibit 2.01(c).

          (d) The Parent Services Agreement will set forth the terms and conditions upon which TWI will provide services to the Ventures after the Closing Date in accordance with Exhibit 2.01(d) and the Interface Issues List.

          (e) The EMI Services Agreement will set forth the terms and conditions upon which the Ventures will provide services to EMI after the Closing Date and will reflect the terms set forth in Exhibit 2.01(e).

          (f) The DVD License Agreement will set forth the terms and conditions upon which the Ventures will receive from TWI a license to use certain intellectual property rights relating to the manufacture of DVDs and will reflect the terms set forth in Exhibit 2.01(f).

          (g) The Credit Facility will reflect the terms set forth in Exhibit 2.01(g).

          (h) The TWI contracts will each set forth the terms upon which TWI provides certain goods or services to the Ventures or the Ventures provide goods or services to TWI with regard, at minimum, to the arrangements set forth in
Exhibit 2.01(h).

          (i) The Service Company Agreement will set forth the terms and conditions upon which the service company will be formed and the services that the service company will provide to the Ventures after the Closing Date.

          SECTION 2.02. The Closing. The Closing shall occur at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the first Friday that is at least five business days following the satisfaction or waiver of the conditions contained in Section 2.03, 2.04 and
2.05. The date on which the closing occurs will be called the "Closing Date". At the Closing:

          (a) The parties will execute and deliver the Documents to the extent not previously executed and delivered.

          (b) EMI will issue to TWI the Convertible Deferred Ordinary Shares (the "CDs") described in Exhibit 2.02 in exchange for the payment in cash by TWI to EMI of an amount equal to (pound)398,077,972 plus (pound)5.75 for each CD over 69,230,952 arising as a result of issues of ordinary shares (other than pursuant to the exercise of options existing prior to January 23, 2000) or options prior to Closing.

          (c) EMI will deliver to TWI: (i) in respect of EMI Contributed Assets comprising corporate entities, share transfer forms (or their equivalent) in respect of EMI's interest in the issued share capital of such corporate entities and (ii) in respect of other EMI Contributed Assets, such documents as Warner may reasonably require to effect the transfer to the Ventures of EMI's interest therein;

          (d) Warner will deliver to EMI: (i) in respect of Warner Contributed Assets comprising corporate entities, share transfer forms (or their equivalent) in respect of Warner's interest in the issued share capital of such corporate entities and (ii) in respect of other Warner Contributed Assets, such documents as EMI may reasonably require to effect the transfer to the Ventures of Warner's interest therein;

          (e) Each of USCO and UKCO will issue partnership interests and shares, respectively, to TWI (or a Subsidiary thereof) and EMI (or a Subsidiary thereof) in equal proportions in consideration for the transfer of the EMI Contributed Assets and the Warner Contributed Assets; and

          (f) Each of USCO and UKCO will execute suitable instruments of assumption of the Assumed Liabilities.

          SECTION 2.03. Mutual Closing Conditions. The obligations of the parties to consummate the Closing will be subject to the satisfaction or mutual waiver of following conditions:

          (a) all filings required by law to be made prior to the Closing Date by either party, and all consents, approvals and authorizations required by law to be obtained prior to the Closing Date by either party with or from any Governmental Authority responsible for enforcement of antitrust or foreign investment law of the United States, the European Union, Canada or Japan (each such entity a "Specified Governmental Entity") in order to consummate the Transactions shall have been made or obtained (as the case may be);

          (b) the absence of any pending litigation by a Specified Governmental Entity challenging any Transaction;

          (c) the EMI Approval having been obtained at the EMI Shareholders Meeting (or any adjournment thereof);

          (d) the consent of H M Treasury under section 765 of the United Kingdom Income and Corporation Taxes Act 1988 ("ICTA") (or such similar consents as required in any jurisdiction elsewhere) insofar as such consent is required in respect of any transaction step proposed to be entered into in relation to the formation of either Venture;

          (e) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing the violation of which would cause an EMI Material Adverse Effect or a Warner Material Adverse Effect or would have a material adverse effect on the condition (financial or otherwise), business, assets, results of operation or prospects of the Ventures, taken together (a "Venture Material Adverse Effect"); provided, however, that the violation of any injunction prohibiting the Transactions issued by or at the request of any Specified Governmental Entity shall be deemed to result in a Venture Material Adverse Effect;

          (f) subject to Section 2.06, all consents and approvals from third parties necessary for the Transactions shall have been obtained in form and substance reasonably satisfactory to EMI and TWI, and not revoked (other than consents and approvals the lack of which, in the aggregate, will not have a Venture Material Adverse Effect); and

          (g) EMI continuing to qualify for listing on the London Stock Exchange Limited (the "LSE") following the Closing.

          SECTION 2.04. EMI Closing Conditions. The obligation of EMI to consummate the Closing is subject to the satisfaction or waiver by EMI of the following further conditions:

          (a) (i) TWI having performed in all material respects all of its material obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of TWI contained in this Agreement and in any certificate or other writing delivered by TWI pursuant hereto being true at and as of the Closing Date, as if made at and as of such date and (iii) EMI having received a certificate signed by an appropriate officer of TWI to the foregoing effect;

          (b) clearance under section 138 of the United Kingdom Taxation of Chargeable Gains Act 1992 in respect of the contribution of the EMI Contributed Entities to UKCO;

          (c) clearance under section 707 of ICTA in respect of the Transactions;

          (d) clearance under section 215 of ICTA (to the extent relevant) in respect of the transaction steps proposed to be entered into in relation to:

               (i) the formation and operation of the Ventures and any related arrangements; and

               (ii) the distribution to EMI shareholders referred to in
          Section 1.05; and

          (e) no Warner Material Adverse Effect having occurred and being continuing.

          SECTION 2.05. TWI Closing Conditions. The obligation of TWI to consummate the Closing is subject to the satisfaction or waiver by TWI of the following further conditions:

          (a) (i) EMI having performed in all material respects all of its material obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of EMI contained in this Agreement and in any certificate or other writing delivered by EMI pursuant hereto being true at and as of the Closing Date, as if made at and as of such date and (iii) TWI having received a certificate signed by an appropriate officer of EMI to the foregoing effect;

          (b) no EMI Material Adverse Effect having occurred and being continuing;

          (c) clearance under section 138 of the United Kingdom Taxation of Chargeable Gains Act 1992 in respect of the contribution of Warner Contributed Entities to the UKCO; and

          (d) clearance under section 707 of ICTA in respect of the Transactions.

          SECTION 2.06. Subsequent Closings. (a) Notwithstanding any provision contained in Article I, if the conditions contained in Sections 2.03,

2.04 and 2.05 have been satisfied or waived but the consummation of the Closing with respect to certain assets (the "Affected Assets") that would otherwise have been Contributed Assets is prohibited because of an applicable law, regulation, judgment, injunction, order or decree or because a consent, approval or authorization required by law to be obtained with or from any Governmental Authority with respect to such assets has not been obtained, then the Closing shall nevertheless be consummated in accordance with Section 2.02 with respect to the Contributed Assets other than the Affected Assets with such adjustments as the parties shall in good faith have negotiated in respect of and to reflect such arrangements. The Affected Assets shall be deemed for purposes of this Agreement to be "Excluded Assets" of the party directly or indirectly retaining such assets unless and until a Subsequent Closing occurs with respect to such assets.

          (b) After the Closing Date, the parties agree to use efforts (to the same extent as specified by Section 6.02) to consummate and make effective the transactions contemplated by this Agreement with respect to the Affected Assets. On the first Friday that is at least five business days after any such law, regulation, judgment, injunction, order or decree has been lifted or after any such consent, approval or authorization has been obtained with respect to a material amount of the Affected Assets, the transactions contemplated by this Agreement shall be consummated at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. with respect to such Affected Assets (each a "Subsequent Closing"). At each Subsequent Closing, the parties shall execute and deliver a Contribution Agreement with respect to such Affected Assets. Any Affected Assets contributed in a Subsequent Closing shall be deemed for purposes of this Agreement to be "Contributed Assets" of the party directly or indirectly contributing such assets following such Subsequent Closing.

          ARTICLE III

          Representations and Warranties of TWI

          TWI represents and warrants to EMI that:

          SECTION 3.01. Corporate Existence and Power. TWI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, to the extent relevant to the Transactions except where failure to meet such requirements would not have, individually or in the aggregate, a Warner Material Adverse Effect.

          SECTION 3.02. Corporate Authorization. The execution, delivery and performance by TWI of this Agreement and, at the Closing, each of the Documents and the consummation by TWI or its Subsidiaries of the Transactions are within TWI's corporate powers and have been duly authorized by all necessary corporate action on the part of TWI or its Subsidiaries. This Agreement constitutes, and at the Closing, each of the Documents will constitute, a valid and binding agreement of TWI.

          SECTION 3.03. Information Supplied. None of the information supplied or to be supplied and approved by TWI in respect of TWI or its Subsidiaries or any director of the Ventures appointed by TWI for inclusion or incorporation by reference in the EMI Shareholder Documentation will, at the Relevant Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, or in light of the circumstances under which they were made, not misleading. For these purposes, "Relevant Time" means the date such information is supplied and the date of publication thereof.

          SECTION 3.04. Non-Contravention. Except as set forth on Schedule 3.04, the execution, delivery and performance by TWI and its Subsidiaries of this Agreement and, at the Closing, each of the other Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or by-laws of TWI, (ii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit relating to the Warner Music Business under any provision of any agreement or other instrument binding upon TWI or any of its Subsidiaries or by which TWI or any of its Subsidiaries is or may be bound, (iii) result in the creation or imposition of any Lien on any asset of the Warner Music Business or
(iv) create in favor of any Person, or allow any Person to have, any right or option (including any matching right) with respect to any contract or right of TWI or any of its Subsidiaries that will form part of the Warner Contributed Assets, except for (x) such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses
(ii) and (iii) and (y) such rights or options referred to in clause (iv) that, in each case, would not be reasonably expected to have, individually or in the aggregate, a Warner Material Adverse Effect.

          SECTION 3.05. Warner Contributed Entities. (a) Each Warner Controlled Entity is an entity validly existing and (with respect to jurisdictions outside of the United Kingdom which recognize the concept) is in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other constituent powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, a Warner Material Adverse Effect. Each such Warner Controlled Entity is duly qualified to do business as a foreign entity and (with respect to jurisdictions outside of the United Kingdom which recognize the concept) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, or reasonably be expected to have, individually or in the aggregate, a Warner Material Adverse Effect.

          (b) Except as set forth in Schedule 3.05(b),  there are no outstanding
(i) securities of TWI or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Warner Controlled Entity or (ii) options or other rights to acquire from TWI or any of its Subsidiaries or other obligation of TWI or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Warner Controlled Entity (the items in clauses (i) and (ii) being referred to collectively as the "Warner Controlled Entity Securities"), nor are there any outstanding obligations of TWI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Warner Controlled Entity Securities, other than for such securities, options, rights and obligations that would not be reasonably expected to have, individually or in the aggregate, a Warner Material Adverse Effect.

          SECTION 3.06. Financial Statements. (a) The unaudited consolidated balance sheet of the Warner Music Business as of September 30, 1999 and the related unaudited consolidated statements of income for the twelve months ended September 30, 1999 for the Warner Music Business attached as Schedule 3.06(a) fairly present in conformity with United States generally accepted accounting principles ("U.S. GAAP") and TWI's accounting policies and procedures attached as Schedule 3.06(b), applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Warner Music Business as of the dates thereof and its consolidated results of operations for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements) other than with respect to Tax Liabilities.

          (b) The unaudited consolidated balance sheets of the Warner Music Business as of December 31, 1997 and 1998 and the related unaudited consolidated statements of income for each of the years ended December 31, 1997 and 1998 attached as Schedule 3.06(a) fairly present in conformity with U.S. GAAP and TWI's accounting policies and procedures attached as Schedule 3.06(b), applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Warner Music Business as of the dates thereof and its consolidated results of operations for the periods then ended other than with respect to Tax Liabilities.

          SECTION  3.07.  Absence  of  Certain  Changes.  Except as set forth on
Schedule 3.07 and since the Warner Balance Sheet Date, the Warner Music Business has been conducted in the ordinary course consistent with past practices except for any reorganization of Warner and its Subsidiaries in connection with this Agreement and the Documents and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, a Warner Material Adverse Effect;

          (b) any guarantee by the Warner Music Business of any indebtedness for borrowed money or other liabilities of third parties in excess of $30,000,000 in the aggregate;

          (c) any creation or other incurrence of any material Lien on any asset of the Warner Music Business other than in the ordinary course of business consistent with past practices; or

          (d) any change in any method of accounting, method of tax accounting or accounting principles or practice by TWI or any of its Subsidiaries with respect to the Warner Music Business, except for any such change required by reason of a concurrent change in U.S. GAAP.

          SECTION 3.08. No Undisclosed Material Liabilities. Except as set forth on Schedule 3.08, there are no liabilities or obligations of the Warner Music Business or any of the Warner Controlled Entities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (including with respect to any earn out agreement), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

          (a) liabilities provided for in the Warner Balance Sheet or in the unaudited consolidated balance sheet of the Warner Music Business as of December 31, 1998 (the "Warner December Balance Sheet");

          (b) liabilities or obligations disclosed in the notes to the Warner Balance Sheet or in the Warner December Balance Sheet;

          (c) items disclosed in Schedule 3.07, 3.10 or 3.11;

          (d) Warner Excluded Liabilities;

          (e) Tax Liabilities; and

          (f) other undisclosed liabilities which, individually or in the aggregate, would not be reasonably expected to have a Warner Material Adverse Effect.

          SECTION 3.09. Material Contracts. (a) Except for the contracts disclosed on Schedule 3.09, with respect to the Warner Music Business, none of TWI or any of its Subsidiaries is a party to or bound by:

          (i) any partnership, joint venture or other similar agreement or arrangement that is material to the Warner Music Business;

          (ii)  any  agreement   with  material   commitments,   obligations  or
     liabilities on the part of TWI or its Subsidiaries which remain in effect as of the date hereof relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

          (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $30,000,000 and which may be prepaid on not more than 30 days' notice without the payment of any penalty;

          (iv) any agreement that materially limits the freedom of the Warner Music Business or any Warner Controlled Entity to compete in the Music Business or that materially limits the freedom of the Warner Music Business or any Warner Controlled Entity to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Warner Contributed Asset or which would so limit the freedom of either USCO or UKCO after the Closing;

          (v) any material arrangement, agreement or relationship with monetary or financial effects with or for the benefit of Warner or any Affiliate of TWI (other than solely between Warner Contributed Entities) in connection with the Warner Music Business or any Warner Controlled Entity;

          (vi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Warner Music Business.

          (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section 3.09 is a valid and binding agreement of TWI or its Subsidiaries, as the case may be, and is in full force and effect, and none of TWI or any of its Subsidiaries or, to the knowledge of TWI or any of its Subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of TWI or any of its Subsidiaries, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder, other than for such failures to be in full force and effect and such defaults that would not be reasonably expected, individually or in the aggregate, to have a Warner Material Adverse Effect.

          SECTION 3.10. Compliance with Laws and Court Orders. Except as set forth on Schedule 3.10, none of the

Warner Controlled Entities or TWI or its Subsidiaries (in connection with the Warner Music Business) is in violation of, has not since January 1, 1997 violated, and to the knowledge of TWI or its Subsidiaries, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree (other than with respect to Taxes) applicable to the Warner Music Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, a Warner Material Adverse Effect.

          SECTION 3.11. Litigation. Except as set forth on Schedule 3.11, there is no action, suit, investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), claim (including royalty audit claims) or proceeding pending against, or, to the knowledge of Warner, threatened against or affecting, the Warner Music Business, before any court or arbitrator or before or by any Governmental Authority that would be reasonably expected to have, individually or in the aggregate, a Warner Material Adverse Effect, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the formation of each of USCO or UKCO or the Transactions.

          SECTION 3.12. Title; Properties. (a) TWI and its Subsidiaries have good, unencumbered title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) included in the Warner Contributed Assets or in the Warner Controlled Entity Securities, other than those properties or assets for which the absence of such title or leasehold interest have not had and would not reasonably be expected to have, individually or in the aggregate, a Warner Material Adverse Effect.

          (b) The plants, buildings, structures and equipment included in the Warner Music Business have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof) are structurally sound, except for such defects and absence of repairs as have not have and could not reasonably be expected to have, individually or in the aggregate, a Warner Material Adverse Effect.

          SECTION 3.13. Sufficiency of the Warner Contributed Assets. The Warner Contributed Assets, together with the Warner Excluded Assets and the "shared-use" facilities and assets to be made available by TWI pursuant to the Parent Services Agreement, constitute all the assets used or held for use in the Warner Music Business. The Warner Contributed Assets, together with the rights under the Documents, are adequate to conduct the Warner Music Business as currently conducted, and as planned to be conducted by each of USCO and UKCO.

          SECTION 3.14. Intellectual Property Rights. Except as set forth on
Schedule 3.14 and except as would not be reasonably expected to have, individually or on the aggregate, a Warner Material Adverse Effect:

          (a) In the course of the Warner Music Business, TWI or its Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property Rights or other proprietary rights of any third Person. There is no claim, action, suit, investigation or proceeding against, or, to the knowledge of TWI or its Subsidiaries, threatened against or affecting, TWI or its Subsidiaries or any present or former officer, director or employee of TWI or its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use or ownership by TWI or its Subsidiaries of any of the Warner Owned Intellectual Property Rights or TWI's or its Subsidiaries' rights in the Warner Licensed Intellectual
     Property Rights, (ii) alleging that the use of the Warner Owned Intellectual Property Rights or the Warner Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured, used, imported or sold by TWI or its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right or other proprietary right of any third Person or (iii) alleging that TWI or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right or other proprietary right of any third party.

          (b) The Warner Licensed Intellectual Property Rights and the Warner Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary, used or held for use in the conduct of the Warner Music Business. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any Warner Owned

     Intellectual Property Rights or Warner Licensed Intellectual Property
     Rights.

          SECTION  3.15.  Licenses  and  Permits.  Except  as set  forth  on the
Schedule 3.15, each license, franchise, permit, certificate, approval or other similar authorization from any Governmental Authority affecting, or relating in any way to, the Warner Music Business (the "Warner Music Permits"), (i) is valid and in full force and effect and (ii) neither TWI nor any of its Subsidiaries, as the case may be, is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the Warner Music Permits other than those permits whose failure to obtain would not be reasonably expected to have, individually or in the aggregate, a Warner Material Adverse Effect.

          SECTION 3.16. Tax Matters. Solely for purposes of this Section 3.16 the term "Warner Contributed Entity" shall include any Warner Retained Entity substantially all of whose assets are Warner Contributed Assets.

          (a) Filing. Except as set forth on Schedule 3.16, and except as would not result, individually or in the aggregate, in a Warner Material Adverse Effect, all Tax returns, statements, reports and forms (including estimated tax or information returns and reports) (collectively, the "Returns") required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any Warner Contributed Entity, have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws and, as of the time of filing, such Returns were true and complete.

          (b) Payment. Except as set forth on Schedule 3.16, and except as would not result, individually or in the aggregate, in a Warner Material Adverse Effect, all Taxes shown as due and payable on such Returns referred to in
Section 3.16(a) that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

          (c) Procedure and Compliance. Except as set forth on Schedule 3.16, and except as would not result, individually or in the aggregate, in a Warner Material Adverse Effect, there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in respect of any Tax against or with respect to any of the Warner Contributed Entities or any member of an affiliated group of which any one of them is a member.

          (d) Special Arrangements. Except as set forth in Schedule 3.16, and except where the termination of such arrangements would not have a Warner Material Adverse Effect, there are no special arrangements with taxing authorities regarding the Warner Contributed Entities or the Warner Contributed Assets.

          SECTION 3.17. Employee Plans. (a) Each Warner Employee Plan (and, where distinct, each trust or other funding vehicle supporting such plan) intended to qualify for tax exempt or tax favored status under the applicable local fiscal regime satisfies the applicable regulatory requirements for such tax exempt or tax favored status and has obtained all appropriate confirmations, determinations and certificates necessary to confer and record such status, and nothing has occurred since the most recent date of any such assurance or is expected to occur through the Closing Date (including the Transactions) that has caused or could cause the impairment of such status, other than any such impairment which would not have a Warner Material Adverse Effect.

          (b) Each Warner Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including any applicable requirements of any relevant regulatory or fiscal body, except for such failures to so comply as individually or in the aggregate would not have a Warner Material Adverse Effect.

          (c) As of December 31, 1999, the aggregate unfunded liability of TWI and its Affiliates in respect of all Warner Employee Plans computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, and disregarding any such liabilities to the extent funded or for which adequate reserves or provisions shall have been made, would not have a Warner Material Adverse Effect.

          (d) No amounts are or might be payable to or in respect of any Employee Plan by any of the Warner Contributed Entities as a direct or indirect result of the termination of that Employee Plan, or the termination of participation in the plan by any Warner Contributed Entity, and no amounts would or might be payable to any such plan by the Ventures or any of their Affiliates as a result of the Transactions contemplated by this Agreement, except for such amounts as would not have a Warner Material Adverse Effect.

          (e) Except as set forth on Schedule 3.17, (i) there has been no amendment to, written interpretation of or announcement (whether written or not written) by TWI or any of its Affiliates relating to, or change in employee participation or coverage under, any Warner Employee Plan which would increase materially the expense of maintaining such Warner Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year and
(ii) no employee of the Warner Music Business will become entitled to any payment, benefit or right in respect of his employment or termination thereof or enhanced such payment, benefit or right as a result of the Transactions contemplated hereby, and no other employee of TWI will become entitled to any payment, benefit or right affecting the business or assets of the Warner Music Group as a result of the Transactions contemplated hereby, in any case under clause (i) or (ii) involving an amount or value that would have a Warner Material Adverse Effect.

          SECTION 3.18. Environmental Compliance. Except as disclosed on
Schedule 3.18 or except as to matters that would not reasonably be expected to have a Warner Material Adverse Effect:

          (a)  no  written  notice  of  violation  or  liability,   request  for
     information, order, demand, citation or summons has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of TWI, threatened with respect to any matters relating to the Warner Music Business, the Warner Contributed Assets or any of the Warner Controlled Entities and arising out of any Environmental Law;

          (b) TWI and each of its Subsidiaries have all Environmental Permits necessary for the Warner Music Business to comply with all applicable Environmental Laws and TWI and its Subsidiaries are in compliance with the terms of such Environmental Permits and, with respect to the operation of the Warner Music Business, with all other applicable Environmental Laws;

          (c) there are no liabilities or obligations of, or in any way relating to, the Warner Music Business, the Warner Contributed Assets or the Warner Controlled Entities, as the case may be, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liability or obligation; and

          (d) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any real property leased, owned, operated on, or used in connection with and included in the Warner Music Business.

                                   ARTICLE IV

                      Representations and Warranties of EMI

          EMI represents and warrants to TWI that, except with respect to the EMI Excluded Assets and the EMI Excluded Liabilities:

          SECTION 4.01. Corporate Existence and Power. EMI is a corporation duly incorporated and validly existing under the laws of England and has all corporate powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, to the extent relevant to the Transactions except where failure to meet such requirements would not have, individually or in the aggregate, an EMI Material Adverse Effect.

          SECTION 4.02. Corporate Authorization. The execution, delivery and performance by EMI of this Agreement and, at the Closing, each of the Documents and the consummation by EMI or its Subsidiaries of the Transactions are within EMI's corporate powers and except for the EMI Approval, have been duly authorized by all necessary corporate action on the part of EMI. This Agreement constitutes, and at the Closing, each of the Documents will constitute, a valid and binding agreement of EMI.

          SECTION 4.03. Information Supplied. None of the information supplied or to be supplied and approved by EMI in respect of EMI or its Subsidiaries or any director of the Ventures appointed by EMI for inclusion or incorporation by reference in the EMI Shareholder Documentation will, at the Relevant Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, or in light of the circumstances under which they were made, not misleading. For these purposes, "Relevant Time" means the date such information is supplied and the date of publication thereof.

          SECTION 4.04. Non-Contravention. Except as set forth on Schedule 4.04, the execution, delivery and performance by EMI and its Subsidiaries of this Agreement and at the Closing, each of the other Documents and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association of EMI, (ii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit relating to the EMI Music Business under any provision of any agreement or other instrument binding upon EMI or any of its Subsidiaries or by which EMI or any of its Subsidiaries is or may be bound or (iii) result in the creation or imposition of any Lien on any asset of the EMI Music Business or (iv) create in favor any Person, or allow any Person to have, any right or option (including, any matching right) with respect to any contract or right of EMI or its Subsidiaries under any contract (other than an Excluded Asset), except for (x) such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (ii) and (iii) and (y) such rights or options referred to in clause (iv) that, in each case, would not be reasonably expected to have, individually or in the aggregate, an EMI Material Adverse Effect.

          SECTION 4.05. EMI Contributed Entities. (a) Each EMI Controlled Entity is an entity validly existing and (with respect to jurisdictions outside of the United Kingdom which recognize the concept) in good standing under the laws of its jurisdiction of incorporation or organization, has all corporate or other constituent powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not be reasonably expected to have, individually or in the aggregate, an EMI Material Adverse Effect. Each such EMI Controlled Entity is duly qualified to do business as a foreign entity and (with respect to jurisdictions outside of the United Kingdom which recognize the concept) is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have or reasonably be expected to have, individually or in the aggregate, an EMI Material Adverse Effect.

          (b) Except as set forth in Schedule 4.05(b),  there are no outstanding
(i)  securities  of  EMI  or  any  of  its  Subsidiaries   convertible  into  or
exchangeable for shares in the capital of or other voting securities or ownership interests in any EMI Controlled Entity or (ii) options or other rights to acquire from EMI or any of its Subsidiaries, or other obligation of EMI or any of its Subsidiaries to issue, any shares in the capital of or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any shares in the capital of or other voting securities or ownership interests in, any EMI Controlled Entity (the items in clauses (i) and (ii) being referred to collectively as the "EMI Controlled Entity Securities"), nor are there any outstanding obligations of EMI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the EMI Controlled Entity Securities, other than for such securities, options, rights and obligations that would not be reasonably expected to have, individually or in the aggregate, an EMI Material Adverse Effect.

          SECTION 4.06. Financial Statements. (a) The unaudited consolidated balance sheet of EMI as of September 30, 1999 and the related unaudited consolidated statements of profit and loss account for the year ended September 30, 1999 attached as Schedule 4.06(a) fairly present the financial position and results of operations of EMI and its Subsidiaries, in conformity with United Kingdom generally accepted accounting principles ("UK GAAP") and EMI's accounting policies and procedures attached as Schedule 4.06(b), applied on a consistent basis (except as may be indicated in the notes thereto), as of the dates thereof and for the periods then ended, subject to normal year end adjustments.

          (b) The audited consolidated balance sheets of EMI as of March 31, 1999 and 1998 and the related audited consolidated statements of profit and loss account and cash flows for the years ended March 31, 1999 and 1998 attached as
Schedule 4.06(a) give a true and fair view of the state of affairs and the profit of EMI and its Subsidiaries, in conformity with UK GAAP and EMI's accounting policies and procedures attached as Schedule 4.06(b), applied on a consistent basis (except as may be indicated in the notes thereto), as of the dates thereof and for the periods then ended.

          SECTION 4.07. Absence of Certain Changes. Except as set forth on
Schedule 4.07 and since the EMI Balance Sheet Date, the EMI Music Business has been conducted in the ordinary course consistent with past practices except for any reorganization of EMI and its Subsidiaries in connection with this Agreement and the Documents and there has not been:

          (a) any event, occurrence, development or state of circumstances or facts that has had or would be reasonably expected to have, individually or in the aggregate, an EMI Material Adverse Effect;

          (b) any guarantee by the EMI Music Business of any indebtedness for borrowed money or other liabilities of third parties in excess of $30,000,000 in the aggregate;

          (c) any creation or other incurrence of any material Lien on any asset of the EMI Music Business other than in the ordinary course of business consistent with past practices; or

          (d) any change in any method of accounting, method of tax accounting or accounting principles or practice by EMI or any of its Subsidiaries with respect to the EMI Music Business, except for any such change required by reason of a concurrent change in U.K. GAAP.

          SECTION 4.08. No Undisclosed Material Liabilities. Except as set forth on Schedule 4.08, there are no liabilities or obligations of the EMI Music Business or any of the EMI Controlled Entities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise (including with respect to any earn out agreement), and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than:

          (a) liabilities provided for in the EMI Balance Sheet;

          (b) liabilities or obligations disclosed in the notes to the EMI Balance Sheet or in the notes to the audited consolidated balance sheet of EMI dated March 31, 1999; and

          (c) items disclosed in Schedule 4.07, 4.10, 4.11 or 4.18;

          (d) EMI Excluded Liabilities;

          (e) Tax Liabilities; and

          (f) other undisclosed liabilities which, individually or in the aggregate, would not be reasonably expected to have an EMI Material Adverse Effect.

          SECTION 4.09. Material Contracts. (a) Except for the contracts disclosed on Schedule 4.09, with respect to the EMI Music Business, none of EMI or any of its Subsidiaries is a party to or bound by:

          (i) any partnership, joint venture or other similar agreement or arrangement that is material to the EMI Music Business;

          (ii) any agreement with material commitments, obligations or liabilities on the part of EMI or its Subsidiaries which remain in effect as of the date hereof relating to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise);

          (iii) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement with an aggregate outstanding principal amount not exceeding $30,000,000 and which may be prepaid on not more than 30 days' notice without the payment of any penalty;

          (iv) any agreement that materially limits the freedom of the EMI Music Business or any EMI Controlled Entity to compete in the Music Business or that materially limits the freedom of the EMI Music Business or any EMI Controlled Entity to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any EMI Contributed Asset or which would so limit the freedom of either of USCO and UKCO after the Closing;

          (v) any material arrangement, agreement or relationship with monetary or financial effects with or for the benefit of EMI or any Affiliate of EMI (other than solely between EMI Contributed Entities) in connection with the EMI Music Business or any EMI Controlled Entity;

          (vi) any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the EMI Music Business.

          (b) Each Contract disclosed in any Schedule to this Agreement or required to be disclosed pursuant to this Section 4.09 is a valid and binding agreement of EMI or its Subsidiaries, as the case may be, and is in full force and effect, and none of EMI or any of its Subsidiaries or, to the knowledge of EMI or any of its Subsidiaries, any other party thereto is in default or breach in any material respect under the terms of any such Contract, and, to the knowledge of EMI or any of its Subsidiaries, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default thereunder, other than for such failures to be in full force and effect and such defaults that would not be reasonably expected, individually or in the aggregate, to have an EMI Material Adverse Effect.

          SECTION 4.10. Compliance with Laws and Court Orders. Except set forth on Schedule 4.10, none of the EMI Controlled Entities or EMI or its Subsidiaries (in connection with the EMI Music Business) is in violation of, has not since January 1, 1997 violated, and to the knowledge of EMI or its Subsidiaries, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, rule, regulation, judgment, injunction, order or decree (other than with respect to Taxes) applicable to the EMI Music Business, except for violations that have not had and could not reasonably be expected to have, individually or in the aggregate, an EMI Material Adverse Effect.

          SECTION 4.11. Litigation. Except as set forth on Schedule 4.11, there is no action, suit, investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance), claim (including royalty audit claims) or proceeding pending against, or, to the knowledge of EMI, threatened against or affecting, the EMI Music Business before any court or arbitrator or before or by any Governmental Authority that would be reasonably expected to have, individually or in the aggregate, an EMI Material Adverse Effect, or that in any manner challenges or seeks to prevent, enjoin, alter or materially delay the formation of each of USCO and UKCO or the Transactions.

          SECTION 4.12. Title; Properties. (a) EMI and its Subsidiaries have good, unencumbered title to, or in the case of leased property and assets have valid leasehold interests in, all property and assets (whether real, personal, tangible or intangible) included in the EMI Contributed Assets or in the EMI Controlled Entity Securities, other than those properties or assets for which the absence of such title or leasehold interest have not had and would not be reasonably expected to have, individually or in the aggregate, an EMI Material Adverse Effect.

          (b) The plants, buildings, structures and equipment included in the EMI Music Business have no material defects, are in good operating condition and repair and have been reasonably maintained consistent with standards generally followed in the industry (giving due account to the age and length of use of same, ordinary wear and tear excepted), are adequate and suitable for their present and intended uses and, in the case of plants, buildings and other structures (including, without limitation, the roofs thereof) are structurally sound, except for such defects and absence of repairs as have not have and would not be reasonably expected to have, individually or in the aggregate, an EMI Material Adverse Effect.

          SECTION 4.13. Sufficiency of the EMI Contributed Assets. The EMI Contributed Assets are adequate to conduct the EMI Music Business as currently conducted, and as planned to be conducted by each of USCO and UKCO.

          SECTION 4.14. Intellectual Property. Except as set forth on Schedule
4.14 and except as would not be reasonably expected to have, individually or on the aggregate, a EMI Material Adverse Effect:

          (a) In the course of the EMI Music Business, EMI or its Subsidiaries have not infringed, misappropriated or otherwise violated any Intellectual Property Rights or other proprietary rights of any third Person. There is no claim, action, suit, investigation or proceeding against, or, to the knowledge of EMI or its Subsidiaries, threatened against or affecting, EMI or its Subsidiaries or any present or former officer, director or employee of EMI or its Subsidiaries (i) based upon, or challenging or seeking to deny or restrict, the use or ownership by EMI or its Subsidiaries of any of the EMI Owned Intellectual Property Rights or EMI's or its Subsidiaries' rights in the EMI Licensed Intellectual Property Rights, (ii) alleging that the use of the EMI Owned Intellectual Property Rights or the EMI Licensed Intellectual Property Rights or any services provided, processes used, or products manufactured, used, imported or sold by EMI or its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right or other proprietary right of any third Person or (iii) alleging that EMI or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property Right or other proprietary right of any third party.

          (b) The EMI Licensed Intellectual Property Rights and the EMI Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary, used or held for use in the conduct of the EMI Music Business. The consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any EMI Owned Intellectual Property Rights or EMI Licensed Intellectual Property Rights.

          SECTION  4.15.  Licenses  and  Permits.  Except  as set  forth  on the
Schedule 4.15, each license, franchise, permit, certificate, approval or other similar authorization from any Governmental Authority affecting, or relating in any way to, the EMI Music Business (the "EMI Music Permits"), (i) is valid and in full force and effect and (ii) neither EMI nor any of its Subsidiaries, as the case may be, is in default, and no condition exists that with notice or lapse of time or both would constitute a default, under the EMI Music Permits other than those permits whose failure to obtain would be reasonably expected to not have, individually or in the aggregate, an EMI Material Adverse Effect.

          SECTION 4.16. Tax Matters. Solely for purposes of this Section 4.16, the term "EMI Contributed Entity" shall include any EMI Retained Entity substantially all of whose assets are EMI Contributed Assets.

          (a) Filing. Except as set forth on Schedule 4.16, and except as would not result, individually or in the aggregate, in an EMI Material Adverse Effect, all Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any EMI Contributed Entity have, to the extent required to be filed on or before the date hereof, been filed when due in accordance with all applicable laws and, as of the time of filing, such Returns were true and complete.

          (b) Payment. Except as set forth on Schedule 4.16, and except as would not result, individually or in the aggregate, in an EMI Material Adverse Effect, all Taxes shown as due and payable on such Returns referred to in Section 4.16(a) that have been filed have been timely paid, or withheld and remitted to the appropriate Taxing Authority.

          (c) Procedure and Compliance. Except as set forth on Schedule 4.16, and except as would not result, individually or in the aggregate, in an EMI Material Adverse Effect there is no claim, audit, action, suit, proceeding, or investigation now pending or threatened in respect of any Tax against or with respect to any of the EMI Contributed Entities or any member of an affiliated group of which any one of them is a member.

          (d) Except as set forth in Schedule 4.16, and except where the termination of such arrangements would not have an EMI Material Adverse Effect, there are no special arrangements with taxing authorities regarding the EMI Contributed Entities or the EMI Contributed Assets.

          SECTION 4.17. Employee Plans. (a) Each EMI Employee Plan (and, where distinct, each trust or other funding vehicle supporting such plan) intended to qualify for tax exempt or tax favored status under the applicable local fiscal regime satisfies the applicable regulatory requirements for such tax exempt or tax favored status and has obtained all appropriate confirmations, determinations and certificates necessary to confer and record such status, and nothing has occurred since the most recent date of any such assurance or is expected to occur through the Closing Date (including, without limitation, the Transactions) that has caused or could cause the impairment of such status, other than any such impairment which would not have an EMI Material Adverse Effect.

          (b) Each EMI Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including any applicable requirements of any relevant regulatory or fiscal body, except for such failures to so comply as individually or in the aggregate would not have an EMI Material Adverse Effect.

          (c) As of December 31, 1999, the aggregate unfunded liability of EMI and its Affiliates in respect of all EMI Employee Plans computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, and disregarding any such liabilities to the extent funded or for which adequate reserves or provisions shall have been made, would not have an EMI Material Adverse Effect.

          (d) No amounts are or might be payable to or in respect of any Employee Plan by any of the EMI Contributed Entities as a direct or indirect result of the termination of that Employee Plan, or the termination of participation in the plan by any EMI Contributed Entity, and no amounts would or might be payable to any such plan by the Ventures or any of their Affiliates as a result of the Transactions contemplated by this Agreement, except for such amounts as would not have an EMI Material Adverse Effect.

          (e) Except as disclosed on Schedule 4.17, (i) there has been no amendment to, written interpretation of or announcement (whether written or not written) by EMI or any of its Affiliates relating to, or change in employee participation or coverage under, any EMI Employee Plan which would increase materially the expense of maintaining such EMI Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year and (ii) no employee of the EMI Music Business will become entitled to any payment, benefit or right in respect of his employment or termination thereof or enhanced such payment, benefit or right as a result of the Transactions contemplated hereby, and no other employee of EMI will become entitled to any payment, benefit or right affecting the business or assets of the EMI Music Business as a result of the Transactions contemplated hereby, in any case under clause (i) or
(ii)  involving  an amount or value  that  would  have an EMI  Material  Adverse
Effect.

          SECTION 4.18. Environmental Compliance. Except as disclosed on
Schedule 4.18 or except as to matters that would not reasonably be expected to have an EMI Material Adverse Effect:

          (a)  no  written  notice  of  violation  or  liability,   request  for
     information, order, demand, citation or summons has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of EMI, threatened with respect to any matters relating to the EMI Music Business, the EMI Contributed Assets or any of the EMI Controlled Entities, and arising out of any Environmental Law;

          (b) EMI and each of its Subsidiaries and the EMI Controlled Entities have all Environmental Permits necessary for the EMI Music Business to comply with all applicable Environmental Laws and EMI and its Subsidiaries are in compliance with the terms of such Environmental Permits and, with respect to the operation of the EMI Music Business, with all other applicable Environmental Laws;

          (c) there are no liabilities or obligations of, or in any way relating to, the EMI Music Business the EMI

     Contributed Assets or the EMI Contributed Entities, as the case may be, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in any such liability or obligation; and

          (d) no Hazardous Substance has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted, or released at, on or under any real property leased, owned, operated on, or used in connection with and included in the EMI Music Business.

                                    ARTICLE V

                                Employee Matters

          SECTION 5.01. Employee Liabilities. As of the Closing Date, (i) the Ventures or one or more of their Subsidiaries will become the employer of all TWI employees employed principally in connection with the Warner Music Business and all employees of EMI and its Subsidiaries, except for those employees of EMI and its Subsidiaries designated in writing by EMI as being retained by EMI (the "EMI Retained Employees") and, subject to the other provisions of this Article V, will assume all employee or employment related liabilities of the Warner Music Business and of EMI and its Subsidiaries, except such liabilities pertaining to the EMI Retained Employees, including liabilities relating to former employees and retirees, without regard to whether such liabilities arose on, before or after the Closing Date. The Venture will not assume any other employee or employment related liabilities of TWI or EMI. From and after the Closing Date, TWI shall have no liability or obligation of any kind to the Ventures in respect of any present or former employee of the Warner Music Business. From and after the Closing Date, EMI shall have no liability or obligation of any kind to the Ventures in respect of any present or former employee of the EMI Music Business who is not an EMI Retained Employee. For purposes of this Article V, a TWI employee who may formerly have been employed in connection with the Warner Music Business and who, as of the Closing Date, is employed by TWI or its Subsidiaries principally in connection with a business other than the Warner Music Business, shall not be considered a "former employee of the Warner Music Business."

          SECTION 5.02. Employee Plans. EMI and TWI will cooperate to determine the treatment of the existing Warner and EMI Employee Plans and any assets thereof, consistent with the parties' agreement in Section 5.01 and with all applicable laws and regulations, with the goal of establishing appropriate employee benefit plans and arrangements for the Ventures, providing for the proper and adequate funding thereof and minimizing the costs associated therewith. Contractual rights, if any, of TWI and EMI employees who become employed by the Ventures or their Subsidiaries by operation of law or otherwise by virtue of the arrangements set out in this Agreement, as well as those of former employees of the Warner and EMI Music Businesses, shall be preserved following the Closing Date. However, except to such extent, the Ventures and their Subsidiaries shall have no obligation to maintain or continue any arrangement applicable to any such employee or former employee or to continue the employment of any such employee.

          SECTION 5.03. Transfer of the Asset Employees. (a) The parties acknowledge and agree that the contribution of the EMI Contributed Assets and the Warner Contributed Assets in the United Kingdom or any Member State of the European Community by EMI and TWI to UKCO is a "relevant transfer" within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended from time to time and in respect of other jurisdictions within the Member States of the European Community the regulations and/or laws implementing the Acquired Rights Directive 77/187EEC as amended (the "Employment Regulations"). TWI and EMI agree to cooperate to satisfy the information and consultation requirements of the Employment Regulations as they apply to the Transactions.

          (b) UKCO shall indemnify on a net after-Tax basis EMI and TWI from and against any costs, claims, charges, liabilities, demands, damages, fines, penalties, compensation awards or expenses ("Liabilities") which arise from employment of the employees engaged in the Music Business in the United Kingdom or any Member State of the European Community, who are not employed by any of the Contributed Entities at the Closing Date ("Asset Employees"), or are attributable to any breach or default by EMI or TWI or any of their Affiliates or UKCO or any of its Affiliates in relation to any of the Asset Employees. This shall include, but shall not be limited to, any Liabilities arising out of the termination or dismissal of any Asset Employee, any failure by UKCO to provide terms and conditions of employment and working conditions which are no less favorable than those which apply to the Asset Employees up to the Closing Date, and any failure by EMI or TWI or

UKCO to comply with its obligations under the Employment Regulations.

          (c) If for any reason the contracts of employment of any of the Asset Employees are not automatically transferred to UKCO pursuant to the Employment Regulations, UKCO shall immediately offer to employ such persons on terms and conditions no less favorable to the Asset Employees than the terms on which they would have been employed had their contracts of employment been so transferred and EMI or TWI, as applicable shall then terminate the contracts of employment of the Asset Employees who accept such offer.

          SECTION 5.04. TWI and EMI Equity Awards. (a) All holders of TWI and EMI equity incentives who become employed by the Ventures and their Subsidiaries in accordance with Section 5.01 shall retain such awards, and service with the Ventures shall be deemed service with TWI or EMI, as the case may be, for all purposes under such awards, in the case of such retention and service credit to the extent permitted by the terms of the plan or scheme governing such awards and applicable law and regulation. Each of TWI and EMI shall be entitled to claim the benefit of the Tax deduction otherwise available in respect of equity incentives issued to TWI and EMI employees, respectively, and the parties and the Ventures shall cooperate to facilitate such result.

          (b) The Ventures shall not be responsible for costs of equity incentive awards made prior to the Closing Date.

          (c) After the Closing Date, equity incentives granted to employees of the Ventures and their Subsidiaries shall be based upon the performance of the Ventures. The Ventures may choose to use the EMI share price as a measure of the Ventures' performance.

          SECTION 5.05. Transition. TWI and EMI agree that, to the extent permitted by applicable law and regulation, they may each continue to provide
(i) coverage and participation for employees of the Warner Music Business and the EMI Music Business in the respective TWI and EMI tax-qualified and nonqualified employee benefit arrangements in which such employees were eligible to participate immediately prior to the Closing Date, (ii) certain employee benefit related administrative and claims processing services and (iii) welfare benefit insurance coverage to employees of the Ventures, at the Ventures' cost, all in accordance with the Interface Issues List, for a reasonable period after the Closing Date to effect an orderly transition to the plans of the Ventures. Unless otherwise agreed by TWI and EMI, such continuation shall not affect the allocation of liabilities and obligations set forth in this Article V.

          SECTION 5.06. EMI Pension Scheme. (a) Subject to the position of the EMI Group Pension Fund as exempt approved or capable of exempt approval under Chapter I of Part XIV of ICTA not being prejudiced, EMI and TWI shall each use all reasonable endeavors to procure that following Closing Date and for as long as UKCO remains a joint venture between EMI and TWI (or such earlier date as may be agreed in writing between EMI and TWI):

          (i) EMI remains the principal employer for the purposes of the EMI Group Pension Fund without any change to its powers as they exist prior to the Closing; and

          (ii) each of the EMI Contributed Entities participating in the EMI Group Pension Fund as at Closing Date is permitted to continue to participate in the EMI Group Pension Fund in respect of its employees from time to time on the same terms as apply to it prior to the Closing, such participation being subject to such condition as the Trustee of the EMI Pension Fund may impose as to (A) increases in the number of member employees of the EMI Contributed Entities as compared to the number of such employees as at Closing, and (B) increases in pay for pension purposes not to be excessive;

and EMI and TWI shall each use all reasonable endeavors to secure the approval of the Inland Revenue (and, to the extent necessary, the approval of the trustees of the EMI Group Pension Fund) to such continued participation.

          (b) If, not withstanding the endeavors of EMI and TWI described above, the EMI Contributed Entities are not permitted to continue to participate in the EMI Group Pension Fund on the terms described above, EMI and TWI shall, unless otherwise agreed in writing between them, use their reasonable endeavors (and enter into all such agreements and take all such steps as may be necessary) to procure that UKCO, or such Affiliate of UKCO as may be agreed between EMI and TWI in writing, is substituted for EMI as principal employer for the purposes of the EMI Pension Scheme.

          (c) Subject to the position of the EMI Pension Scheme as exempt approved or capable of exempt approval under Chapter I of Part XIV of the ICTA not being prejudiced thereby, EMI and TWI shall use all reasonable endeavors to procure that following such substitution each of the EMI Contributed Entities participating in the EMI Group Pension Fund as of the Closing Date are permitted to continue to participate in the EMI Pension Scheme in respect of its employees from time to time on the same terms as apply prior to Closing, and EMI and TWI shall use all reasonable endeavors to secure the approval of the Inland Revenue to such participation. If so requested by EMI and subject to the position of the EMI Pension Scheme as exempt approved or capable of exempt approval under Chapter I of Part XIV of ICTA not being prejudiced thereby, EMI and TWI shall also use reasonable endeavors to procure that EMI is permitted to continue to participate in the EMI Group Pension Fund on the same terms as apply to other participating employers in the scheme, in default of which a transfer payment shall be made from the EMI Pension Fund to a new pension fund established by EMI in respect of EMI Retained Employees, such transfer to be on a share of fund basis on the basis of actuarial assumptions agreed between the parties.

          (d) Subject to the position of the EMI Pension Scheme as exempt approved or capable of exempt approval under Chapter I of Part XIV of ICTA not being prejudiced thereby, EMI shall, where requested by UKCO, request the Trustees to consider whether UKCO or any subsidiary of UKCO may be admitted to participate in the EMI Group Pension Fund in respect of its employees from time to time on the same terms as apply to other participating employees in the scheme or such other terms as may be agreed and subject to such conditions as may be imposed by the Trustees.

          SECTION  5.07.  No Third Party  Beneficiaries.  No  provision  of this
Article V shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of TWI or EMI or of any of their Subsidiaries in respect of continued employment (or resumed employment) with either Venture or any of their respective Affiliates and no provision of this Article V shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Plan or any plan or arrangement which may be established by the Ventures or any of their respective Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Ventures or any of their respective Affiliates.

                                   ARTICLE VI

                                    Covenants

          SECTION 6.01.  Access to Information;  Confidentiality.  From the date
hereof  until  the  Closing  Date  and  subject  to   applicable   law  and  the
Confidentiality Agreement between the parties dated as of September 28, 1999 (the "Confidentiality Agreement"), each of TWI and EMI will, and will cause its respective Subsidiaries to, (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries to the extent relevant to the Transactions, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Warner Music Business or the EMI Music Business, as applicable, as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation of the Warner Music Business or the EMI Music Business, as applicable; provided, however, that any competitively sensitive information that is disclosed by either party pursuant to this Section 6.01 shall be limited to the other party's counsel and advisors pursuant to a separate, customary confidentiality agreement. Any investigation pursuant to this Section 6.01 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Subject to
Section 6.10 and unless otherwise required by law, each of TWI and EMI will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No investigation by either party or other information received by either party shall operate as a waiver or otherwise affect any covenant or agreement given or made by any party hereunder.

          SECTION 6.02. Efforts (a) Except as described in Section 6.02(e), each party will endeavor to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) using best efforts to (A) obtain all necessary actions, waivers, consents and approvals from Specified Governmental Entities and make all necessary registrations and filings (including filings with Specified Governmental Entity), (B) obtain an approval or waiver from, or to avoid an action or proceeding by, any Specified Governmental Entities and (C) comply with any requests for information from any Specified Governmental Entity, and (ii) using reasonable efforts to (A) obtain all necessary actions, waivers, consents and approvals from Governmental Authorities (other than a Specified Governmental Entity) and make all necessary registrations and filings (including filings with such Governmental Authorities) and take all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (other than a Specified Governmental Entity), (B) comply with any requests for information from a Governmental Authority (other than a Specified Governmental
Entity), (C) obtain from third parties all necessary consents, approvals or waivers and (D) execute and deliver any additional instruments necessary to consummate the Transactions and to carry out fully the Transactions and the purposes of this Agreement and the other Documents.

          (b) Subject to Section 6.02(e), in furtherance and not in limitation of the foregoing, each of TWI and EMI will make an appropriate filing of a Form CO with the European Union with respect to the Transactions as promptly as practicable after the date hereof and will supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the applicable statute and will take all other actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable.

          (c) In connection with the efforts referred to in Section 6.02(a) to obtain all requisite approvals and authorizations for the Transactions, each of TWI and EMI will use its reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by any Person, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to any Governmental Authority and of any material communication received or given in connection with any proceeding by any Persons, in each case regarding any Transaction and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with any Governmental Authority or, in connection with any proceeding by any Person. Subject to the Confidentiality Agreement and any attorney-client work product or other privilege, each of TWI and EMI will coordinate and cooperate fully with the other party in exchanging such information and providing such assistance as such other party may reasonably request in connection with the foregoing. Any competitively sensitive information that is disclosed pursuant to this Section 6.02(c) will be limited to each of TWI's and EMI's respective counsel and advisors pursuant to a separate, customary confidentiality agreement.

          (d) Subject to Section 6.02(e), if any objections are asserted by any Specified Governmental Entity with respect to the Transactions, each of TWI and EMI will use its best efforts to resolve such objections as such Person may have to the Transactions so as to permit consummation of the Transactions.

          (e) Notwithstanding the foregoing,  neither party shall be required to
(i) initiate or defend any lawsuit based on antitrust or foreign investment laws or (ii) consent to any action or accept any condition, consent, approval or order (whether relating to such party, either Venture, the Contributed Assets of such party or any other assets of such party) that either (A) relates primarily to the assets or businesses of such party that are not being contributed to the Ventures and would adversely affect such assets or businesses and would be commercially unreasonable to accept or (B) would have an adverse effect on such party or either Venture that is significant relative to the benefits expected to be derived by such party from the formation of the Ventures and the other Transactions.

          SECTION 6.03. Notices of Certain Events. Each of TWI and EMI will promptly notify the other of:

          (a) any notice or other communication from any Person whose consent is or may be required in connection with the Transactions;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting TWI or EMI or the Warner Music Business or the EMI Music Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.10, 3.11, 3.15, 3.16, 3.17, 3.18, 4.10, 4.11, 4.15, 4.16, 4.17 or 4.18, as the
     case may be, or that relate to the consummation of the Transactions.

          SECTION 6.04. EMI Shareholder Meeting. As soon as practicable after the delivery of the audit opinion referred to in Section 6.09, EMI will convene a meeting (including any adjournment thereof) of its shareholders (the "EMI Shareholder Meeting") for the purpose of seeking the EMI Approval. As soon as practicable, EMI will commence preparation of the EMI Shareholder Documentation to convene such meeting and obtain such approval. TWI will cooperate with EMI in the preparation of such documentation, which, solely with respect to descriptions contained therein of TWI and the Warner Music Business, will be subject to TWI's reasonable approval, which must be provided without unreasonable delay. EMI will consult reasonably with TWI and its advisors in relation to the remaining contents of the EMI Shareholder Documentation.

          SECTION 6.05. Publicity and Confidential Information. (a) TWI and EMI will consult with each other before issuing any press release or making any public statement or filing with respect to this Agreement or the Transactions and, except as may be required by applicable law or any listing agreement with, or the listing rules of, any securities exchange or other applicable regulatory body, will not issue any such press release or make any such public statement or filing prior to such consultation.

          (b) Prior to the Closing Date, except as otherwise required by law or regulation (including the U.K. Code on Takeovers and Mergers (the "Takeover Code") or the fiduciary duties of the EMI Board), neither party may disclose material nonpublic information about its businesses to be contributed to the Ventures to any third party except in the ordinary course of business as permitted by Section 6.08, it being understood that AOL is not considered to be a third party for the purposes of this Section 6.05(b) so long as disclosure by AOL of any such information so disclosed to AOL by TWI is prohibited under a Confidentiality Agreement dated December 10, 1999, between TWI and AOL.

          SECTION 6.06. Exclusivity. (a) Prior to the Closing Date, EMI will not, nor will it permit any of its officers, directors, employees, advisors or representatives to (i) solicit, initiate or knowingly encourage the submission of or (ii) take any other action to knowingly encourage, any inquiries or the making of any proposal regarding the acquisition by a third party of any equity securities of EMI (other than options issued in the ordinary course of business) or greater than 30% of the consolidated total assets of EMI (excluding any EMI Excluded Assets); provided, however, that neither this Section 6.06(a) nor any other provision of this Agreement (other than the third sentence of Section 6.01 and Section 6.05(a)) shall prohibit EMI from (i) responding to any unsolicited requests, inquiries or proposals that it may receive from any third party, providing confidential information to such third parties, negotiating, entering into or performing definitive agreements with such third parties or recommending a transaction with such third party to its shareholders, (ii) carrying out its obligations under applicable law or rules, the Takeover Code and the rules of any applicable securities exchange or (iii) ordinary course discussions with the investment community. EMI will notify TWI immediately upon the receipt of a Competing EMI Proposal (including the material terms thereof and the identity of the Person making such Competing EMI Proposal), upon any determination by EMI to engage in discussions with such Person and of any change to the material terms of such Competing EMI Proposal and will keep TWI generally informed of the status of such Competing EMI Proposal; provided, however, that any such notification by EMI will be kept in strict confidence by TWI.

          (b) Prior to the Closing Date, TWI will not, nor will it permit any of its officers, directors, employees, advisors or representatives to (i) solicit, initiate or knowingly encourage the submission of or (ii) take any other action to knowingly encourage, any inquiries or the making of any proposal regarding the acquisition by a third party of greater than 30% of the consolidated total assets of the Warner Music Business; provided, however, that neither this
Section 6.06(b) nor any other provision of this Agreement (other than the third sentence of Section 6.01 and Section 6.05(a)) shall prohibit TWI from (i) responding to any unsolicited requests, inquiries or proposals that it may receive from any third party, (ii) carrying out its obligations under applicable law or rules, and the rules of any applicable securities exchange or (iii) ordinary course discussions with the investment community. TWI will notify EMI immediately upon the receipt of a Competing Warner Proposal (including the material terms thereof and the identity of the Person making such Competing Warner Proposal), upon any determination by TWI to engage in discussions with such Person and of any change to the initial terms of such Competing Warner Proposal; provided, however, that any such notification by TWI shall be kept in strict confidence by EMI. For the avoidance of doubt, it is understood that the provisions contained in this Section 6.06(b) are not intended to and would not cover any merger or business combination involving all of TWI.

          SECTION 6.07. EMI Listing. Until the Closing Date, EMI will use its best efforts to maintain its listing on the London Stock Exchange subject to the fiduciary duties of the EMI Board.

          SECTION 6.08. Conduct of Business. (a) Prior to the Closing, each of TWI and EMI will, and will cause its Subsidiaries to, (i) conduct its Music Business in the ordinary course consistent with past practice (including the continuation of services at their present rates, as described on the Interface Issues List (the "Interface Issues List") attached hereto as Exhibit 6.08(a)),
(ii) to use its best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present employees of its Music Business and (iii) not (A) take or agree or commit to take any action that would make any representation and warranty of such party hereunder inaccurate in any material respect at, or as of any time prior to, the Closing or (B) omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

          (b) In addition, prior to the Closing EMI (i) will comply with the provisions of Paragraph 12(b) of Exhibit 2.01 as if the Closing Date had already occurred (except with respect to activities within the EMI Music Business), (ii) will not issue any equity securities of EMI or securities convertible into equity securities of EMI (except with respect to (A) the exercise of employee stock options outstanding on the date hereof in accordance with their current terms and (B) employee stock options issued in the ordinary course of business that are not exercisable prior to the Closing Date), (iii) will not incur any indebtedness unless such indebtedness is either (x) repayable at any time without penalty (other than LIBOR breakage) or (y) in an amount less than (pound)50 million, or (iv) will not enter into agreements that can be terminated by the party contracting with EMI upon (A) the event that a particular employee of EMI should cease to be an employee of EMI or (B) a change of control of EMI. For the avoidance of doubt, the parties acknowledge that the Spectrum 3G license is not in the ordinary course of the business of EMI.

          SECTION 6.09. Warner Audit Opinion. TWI will use its reasonable efforts to cause to be delivered to EMI as soon as reasonably practicable an unqualified audit opinion addressed to EMI and Warburg Dillon Read in a form customary for inclusion in UK listing particulars from Ernst & Young with respect to the audited consolidated balance sheets of the Warner Music Business as of December 31, 1997, 1998 and

1999 and the related audited consolidated statements of income and cash flow for the Warner Music Business for each of the three years ended December 31, 1999 prepared under U.K. GAAP together with the consent of Ernst & Young (in customary form) to the inclusion of such opinion in the EMI Shareholder Documentation.

          SECTION 6.10. Covenants Relating to Listing. (a) TWI will provide EMI with, and use its reasonable efforts to procure that Ernst & Young provide EMI with, (i) all such assistance and information as EMI may reasonably require to prepare any circular to shareholders and/or listing particulars (or supplementary circular and/or listing particulars) that EMI is required to publish in connection with the transactions to which this Agreement relates (the "EMI Shareholder Documentation") and to achieve the LSE's approval thereof at the earliest practicable time, and (ii) such cooperation in complying with the requirements of the LSE in connection with such transactions as EMI may reasonably require. TWI will also notify EMI of any new development or matter of which it is aware in respect of the Warner Music Group that could reasonably be expected to require the publication of supplementary listing particulars.

          (b) Each of TWI and EMI will co-operate as may be required and use all reasonable efforts to ensure that the sponsor appointed by EMI is able to give to the LSE the confirmations required by paragraph 2.11 ("Financial Reporting Procedures"), paragraph 2.14 ("Working Capital") and paragraph 2.15(A) ("Financial Information") of the Listing Rules of the LSE in respect of the Ventures, in respect of paragraph 2.14 by the appropriate raising of finance by the Ventures.

          (c) The Ventures will provide EMI with such reasonable co-operation as may be necessary to assist EMI in complying with the Listing Rules of the LSE in so far as they are applied through EMI to the Ventures and EMI's interests in the Ventures.

          (d) TWI will use its reasonable efforts to ensure that any directors or senior officers (or proposed directors or senior officers) of UKCO or USCO appointed by it will comply with any requirements of the LSE (including accepting responsibility with others for the information about the Ventures included in the EMI Shareholder Documentation and ongoing compliance with the Listing Rules of the LSE, to the extent that the LSE) determines that they are applicable to any of such persons.

          (e) TWI and EMI will each indemnify the directors and officers (and, as appropriate, proposed directors and officers) of UKCO and USCO appointed or to be appointed by the other of them and, in the case of TWI, EMI's directors who are required by the LSE to accept responsibility for the EMI Shareholder Documentation in respect of any costs, liabilities and claims they may suffer or incur as a result of the information relating to, in the case of TWI, the Warner Music Group and in the case of EMI, to the EMI Music Group being untrue or inaccurate or omitting to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the circumstances.

          SECTION 6.11. Shareholder Obligations in Respect of Ventures. Each of TWI and EMI will as soon as reasonably practicable in any relevant circumstance exercise its rights in relation to the Ventures to ensure, insofar as it is able to by the exercise of such rights, that the Ventures comply with their obligations under the Venture Agreements.

          SECTION 6.12. Records. Each party recognizes that certain records concerning the Contributed Assets may contain incidental information relating primarily to Excluded Assets and that either party may retain copies of the relevant portions thereof.

          SECTION 6.13. Acknowledgment. Each party acknowledges that:

          (a) it is desirable to TWI (or its parent corporation, if any) to consolidate the Ventures in its consolidated accounts;

          (b) EITF 96-16 provides that one factor in assessing the applicability of consolidation of a joint venture in the accounts of its controlling entity is that rights of the minority in the joint venture do not prevent the entity seeking to consolidate from controlling the acquisition or divestiture of assets by the joint venture which represent 20 percent or less of the fair value of the total assets of the venture (the "20% of Assets Test"), and that in theory the application of the Market Capitalization Class 1 Test could be inconsistent with the 20% of Assets Test such that a transaction falls above the test set out in sub- paragraph
     (d) of paragraph 10.5 (the "Market Capitalization Class 1 Test") of the Listing Rules of the LSE but below the 20% of Assets Test rules; and

          (c) the parties have considered carefully with their respective financial and accounting advisors and reviewed the likelihood of circumstances arising where the Market Capitalization Class 1 Test might apply to a transaction proposed by the Ventures and such transaction also fell below the 20% of Assets Test, and the parties have concluded, based on such consideration and review, that it is extremely remote that any such circumstance will arise in practice and neither party believes such circumstance will arise in respect of the Ventures.

          SECTION 6.14. Good Faith Adjustments to Structure. EMI acknowledges that in the event (which TWI confirms it considers to be unlikely) that because of the possible application of the Market Capitalization Class 1 Test and of the 20% of Assets Test the structure for the Ventures provided for in this Agreement precludes consolidation, EMI will cooperate in good faith with TWI to negotiate such changes to the terms and structures of the Ventures provided herein as may be reasonably necessary to resolve the foregoing in order to achieve TWI's objective of consolidation whilst at the same time preserving EMI's value and governance rights envisaged by this Agreement, its continued listing and its other material rights including under this Agreement. In this regard EMI and TWI agree that, if compatible with these objectives, which (subject to LSE approval) they expect them to be, they would if necessary prior to the date of posting of the EMI Shareholder Documentation implement changes (subject to LSE approval) to achieve either of the two alternative structures considered between them in this regard (giving first consideration to EMI's preferred structure).

                                   ARTICLE VII

                                   Termination

          SECTION 7.01. Termination. This Agreement will terminate upon the occurrence of any of the following events:

          (a) upon notice by either party if the other party has breached in any material respect any of its material obligations set forth in Article VI (other than Section 6.06) and the party in breach has failed to cure such breach within 30 days after receiving notice of such breach from the non-breaching party;

          (b) upon notice by either party if the other party breaches in any material respect Section 6.06(a) or 6.06(b), as applicable;

          (c) by TWI if the board of directors of EMI withdraws its recommendation of the Transactions, fails to include in the EMI Shareholder Documentation its unconditional recommendation of the Transactions, fails to publicly reaffirm its recommendations of the Transactions within 45 days of being requested by TWI to do so (which request may only be made following the making and during the pendency of a Competing EMI Proposal and while no other such request has been made without response) or recommends that the EMI shareholders accept a publicly announced Competing EMI Proposal;

          (d) by either party if the EMI Approval is not obtained at the EMI Shareholder Meeting or any adjournment thereof;

          (e) upon notice by either party if the other party undergoes a Change of Control; or

          (f) upon notice by either party if the Transactions have not closed by January 31, 2001.

          SECTION  7.02.  Fees and  Expenses.  (a)  Except as  provided  in this
Section 7.02, all fees and expenses incurred in connection with the Documents and the Transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Documents are executed or the Transactions are consummated.

          (b) Notwithstanding the foregoing, EMI shall pay to TWI (pound)55 million:

          (i) immediately upon termination of this Agreement if this Agreement is terminated by TWI pursuant to Section 7.01(b), 7.01(c) or 7.01(e); or

          (ii) if (A) this Agreement is terminated pursuant to Section 7.01(d) and at the time of the EMI Shareholder Meeting a Competing EMI Proposal is pending and (B) after January 23, 2000 and prior to one year following such termination either (x) EMI signs a definitive agreement relating to a Competing EMI Proposal, or (y) a Competing EMI Proposal is consummated.

          (c) Notwithstanding the foregoing, TWI shall pay to EMI (pound)55 million if this Agreement is terminated by EMI pursuant to Section 7.01(b) or 7.01(e).

          SECTION  7.03.  Effect  of  Termination.   Upon  termination  of  this
Agreement, all provisions of, and all rights and obligations under, this Agreement shall terminate, except that Section 7.02 and Article IX of this Agreement and the Confidentiality Agreement shall continue and that any party will retain any cause of action for, and a breaching party shall indemnify a non-breaching party for, damages arising out of any breach of covenant or a wilful and material breach of representation or warranty of this Agreement by the other party (provided that where TWI has received the termination fee referred to in Section 7.02(b) or where EMI has received the termination fee referred to in Section 7.02(c) no further remedy will be available for breach of any representation, warranty or covenant by either party).

                                  ARTICLE VIII

                                   Indemnities

          SECTION 8.01 Indemnification. (a) Following the Closing, TWI will indemnify each of USCO and UKCO and their respective Subsidiaries (but not EMI and the EMI Retained Entities) against and agrees to hold each of them harmless from any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") (other than with respect to Taxes) incurred or suffered by each of USCO and UKCO and their respective Subsidiaries arising out of:

          (i) any Warner Excluded Liability; or

          (ii) any breach of covenant or agreement made or to be performed by TWI pursuant to this Agreement.

          (b) Following the Closing, EMI will indemnify each of USCO and UKCO and their respective Subsidiaries (but not TWI and the TWI Retained Entities) against and agrees to hold each of them harmless from any and all Damages (other than with respect to Taxes) incurred or suffered by each of USCO and UKCO and their respective Subsidiaries arising out of:

          (i) any EMI Excluded Liability; or

          (ii) any breach of covenant or agreement made or to be performed by EMI pursuant to this Agreement.

          (c) The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing Date.

          (d)  Payments  made to the Ventures or their  Subsidiaries  under this
Article VIII shall be made on a net after-Tax basis. The parties will endeavor to structure such payments as nontaxable contributions whenever possible.

          (e) To the extent TWI or EMI, as the case may be, makes a payment to the Ventures under this Article VIII that gives rise to a deduction to the Venture for U.S. Tax purposes, such deduction shall be specially allocated to TWI or EMI, as the case may be.

          SECTION 8.02 Tax Indemnification. Following the Closing, each of TWI and EMI, as the case may be, will indemnify each of the Ventures and their Subsidiaries against and holds the Ventures and their Subsidiaries harmless on a net after-Tax basis from (a) the Excluded Tax Liabilities of TWI or EMI, respectively, and (b) any Damages arising out of or incident to the imposition, assessment or assertion thereof.

                                   ARTICLE IX

                                  Other Matters

          SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

                                if to TWI, to:

                                Time Warner Inc.
                              75 Rockefeller Plaza
                               New York, NY 10019
                               Fax: (212) 265-2646
                              Attn: General Counsel
                                with copies to:

                             Cravath, Swaine & Moore
                                 825 8th Avenue
                               New York, New York
                               Fax: (212) 474-3700
                            Attn: Richard Hall, Esq.

                                  Herbert Smith
                                 Exchange Place
                                 Primrose Street
                                London, EC2A 2HS
                                 United Kingdom
                             Fax: 44 171 374 0888
                            Attn: James Palmer, Esq.

                                if to EMI, to:

                                  EMI Group plc
                               4 Tenterden Street
                                 Hanover Square
                                 London W1A 2AY
                                 United Kingdom
                             Fax: 44 171 495 1421
                             Attn: Company Secretary

                                with copies to:

                             Davis Polk and Wardwell
                              450 Lexington Avenue
                               New York, NY 10017
                               Fax: (212) 450-5500
                            Attn: Phillip Mills, Esq.

                                   Freshfields
                                 65 Fleet Street
                                 London EC4Y 1HS
                                 United Kingdom
                             Fax: 44 171 832 7001
                           Attn: Mark Rawlinson, Esq.

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

          SECTION 9.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

          SECTION 9.03. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

          SECTION 9.04. Enforcement. (a) Each party hereby consents to the exclusive jurisdiction of (i) the United States Federal courts located in the State of New York with respect to disputes arising out of this Agreement in actions brought against TWI and (ii) the High Court of England with respect to disputes arising out of this Agreement in actions brought against EMI.

          (b) Other than as specifically provided in Section 6.10(e), there are not any intended third-party beneficiaries of any provision of this Agreement.

          SECTION 9.05. Severability. If any term, provision, covenant, restriction or other condition of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other terms, provisions, covenants, restrictions and conditions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are consummated to the extent possible.

          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          SECTION 9.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          SECTION 9.09. Entire Agreement. This Agreement and the Confidentiality Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

          SECTION 9.10. Captions. The captions herein are included for convenience of reference only and shall be ignored as in the construction or interpretation hereof.

          SECTION 9.11. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof.

          IN WITNESS WHEREOF, TWI and EMI have duly executed this Agreement, all as of the date first written above.

                                        TIME WARNER INC.,

                                         by
                                            /s/ Spencer B. Hays
                                            --------------------------
                                            Name:  Spencer B. Hays
                                            Title: Vice President and
                                                   Deputy General
                                                   Counsel

                                        EMI GROUP PLC,
                                         by
                                            /s/ Charles P. Ashcroft
                                            --------------------------
                                            Name:  Charles P. Ashcroft
                                            Title: Company Secretary
                                                   and Group General
                                                   Counsel

                                                               EXHIBIT 2.01(c)


                        Terms of Joint Venture Agreements

          1. Headquarters and Scope. USCO will be headquartered in New York and UKCO will be headquartered in London. The Ventures will operate in the Music Business.

          2. Board of Directors. (a) Each Venture Board will be identical and will consist of 11 persons. TWI will have the right to appoint six members of each Venture Board. EMI will have the right to appoint five members of each Venture Board, one of whom shall be the Chairman of the board of directors of EMI (the "EMI Board").

          (b) Neither party may, without the approval of the other, appoint any person to serve on a Venture Board who has, or who represents or is affiliated with any person who has, any significant current financial interest in the Music Business other than TWI, EMI and the Ventures; provided, however, that no person shall be deemed to have a significant current financial interest in any business if (i) such person derives 10% or less of its total revenue from such business or (ii) such person's interest in such business is solely a passive investment in less than 1% of the outstanding capital stock of a publicly traded company.

          3. Decisions of a Venture Board. (a) Except as described in this Paragraph 3, all decisions of a Venture Board will be determined by majority vote of a Venture Board.

          (b) Any action by a Venture with respect to the following matters ("Category 1 Matters") will require the approval of the EMI Board and the shareholders of EMI (by ordinary resolution):

          (i) a declaration by the Venture of voluntary bankruptcy or liquidation;

          (ii) any transaction between the Venture and TWI or any other relevant related party that, were the combined Ventures subject to the rules (the "LSE Rules") of the LSE, would have required the approval of the independent shareholders of the Ventures under the "related party" LSE Rules, as in effect and as applied from time to time, including in accordance with LSE Guidance Note No. 03-2000 whilst it remains applicable, other than any issuance by the Venture of equity securities to TWI in accordance with Paragraph 3(c)(ii);

          (iii) the Venture engaging in any material business outside the Music Business;

          (iv) any incurrence of Financial Indebtedness by the Ventures such that the ratio of Net Financial Indebtedness to earnings before interest, taxes, depreciation, amortization and extraordinary and exceptional items, and excluding Columbia House ("EBITDA"), of the Ventures as a whole, determined in accordance with U.K. GAAP, would exceed 6.0 to 1.0; and

          (v) any acquisition or disposition of assets or businesses by the Venture or merger or joint venture involving the Venture or entering into indemnities outside the ordinary course of business that, were the combined Ventures subject to the LSE Rules, would have required the approval of the independent shareholders of the Ventures under the Class I Requirements of the LSE Rules, as in effect and applied by the LSE to the Venture as of the date hereof,

          (c) Any action by a Venture with respect to the following matters ("Category 2 Matters") will require the approval of the EMI Board:

          (i) any deviation by the Venture from the dividend policy described in Paragraph 9; and

          (ii) any issuance by the Venture of equity interests other than pursuant to a pro rata rights offering for cash of convertible preferred equity interests or convertible debt securities, that is made (A) only when the ratio of EBITDA to net interest expense of the Ventures as a whole (measured on a trailing four fiscal quarter basis in accordance with U.K.
     GAAP) as of the end of three consecutive fiscal quarters is less than 1.3 to 1.0 and (B) after at least 90 days' notice by the Venture to EMI.

          (d) Approval of the EMI Board will also be required for any amendment to the Documents, including:

          (i) any change in the size of a Venture Board; and

          (ii) any dividend or other distribution of cash of a Venture that is not in accordance with the Documents.

          4. Co-Chairmen. (a) There will be two Co- Chairmen of the Venture Boards, one appointed by TWI and one appointed by EMI. The Co-Chairmen will be jointly responsible to each Venture Board for the Venture's strategic and financial direction.

          (b)  The  decisions  of  the  Co-Chairmen   must  be  unanimous.   Any
disagreements shall be referred to each Venture Board for resolution by majority vote.

          (c) Richard D. Parsons and Eric Nicoli will be the initial
     Co-Chairmen.

          5. Removal and Replacement of Co-Chairmen. (a) Within the first five years following the Closing Date:

          (i) a Co-Chairman may only be removed from office by a Venture Board for misconduct; and

          (ii) if a Co-Chairman ceases for any reason to be a Co-Chairman, the party who appointed such Co-Chairman shall appoint his or her successor; provided, however, that EMI successor appointments are subject to the prior approval of TWI, who may not act arbitrarily or capriciously in withholding such approval.

          (b) After the first five years following the Closing Date:

          (i) each of the Co-Chairmen will serve at the pleasure of the Venture Boards and the Venture Boards may remove either Co-Chairman as long as in doing so the Venture Boards are not acting arbitrarily or capriciously; and

          (ii) if either Co-Chairman ceases for any reason to be a Co-Chairman, the party who appointed such Co- Chairman shall appoint his or her successor, subject to the approval of the Venture Board, which may not act arbitrarily or capriciously in withholding such approval.

          (c) Notwithstanding the foregoing, at any time the party who appointed a Co-Chairman may remove that appointee from office.

          6. Executive Committee. There will be an Executive Committee of each Venture that will consist of the two Co-Chairmen and one other member of the appropriate Venture Board appointed by TWI. Each Executive Committee will act within the scope of its authority as determined by the relevant Venture Board. The CEO will be expected to attend all Executive Committee meetings.

          7. Officers of the Ventures. (a) The operations of each Venture will be managed by the officers of such Venture, who will serve at the pleasure of the appropriate Venture Board. The officers of USCO will have such powers as are usually exercised by comparable designated officers of a Delaware corporation and will have the power to bind the Venture through the exercise of such powers to the extent consistent with the terms hereof, but subject to any contrary determination of the appropriate Venture Board.

          (b) There will be one Chief Executive Officer ("CEO") of the Ventures, who will report to the Venture Boards through the Co-Chairmen. The direct reports to the CEO will be determined by the CEO. The initial CEO will be Roger Ames, and the initial Chief Operating Officer ("COO") will be Ken Berry.

          (c) Upon the request of the EMI Board, each senior executive officer of a Venture (including the CEO, CFO and COO) will attend meetings of the EMI Board and the meetings of shareholders of EMI.

          (d) Upon the reasonable request of the EMI Board, each senior executive officer of a Venture (including the CEO, CFO and COO) will attend EMI presentations to the investment community and meetings with individual or groups of shareholders, in each case in accordance with normal investor relations practices.

          8. Accounting Matters. (a) The auditors of each Venture will be the same as the auditors of TWI, and the fiscal year end of each Venture will be the same as the fiscal year end of TWI.

          (b) The books and financial reports of each Venture and the Ventures on a consolidated basis will be maintained in both U.S. GAAP and U.K. GAAP and will be made available to each of TWI and EMI.

          (c) The Ventures will provide such other financial and other information to each of the parties as is necessary for them to comply with their own normal and customary communication, response, reporting and disclosure to shareholders, analysts, the investment community and the press or to comply with applicable law or LSE Rules as applied from time to time. This includes:

          (i) timely disclosure to EMI of any transaction between the Venture and TWI that, had the combined Ventures been listed on the LSE, would have required disclosure to the Venture's shareholders under the LSE Rules;

          (ii) monthly management information, both actual and forecast, regarding the Venture;

          (iii) information about material transactions and other matters under discussion;

          (iv) the budgets and business plans of the Ventures;

          (v) an annual report of transactions between the Venture and TWI and its Subsidiaries and, after the closing of the AOL-TWI merger, in aggregated, summary form that is sufficiently detailed to permit EMI to understand the nature and extent of and any payment made with respect to the material categories of transactions between the Ventures and TWI; and

          (vi) periodic meetings with management to discuss the Ventures upon the reasonable request of EMI.

          (d) The Ventures will deliver to EMI U.K. GAAP financial statements (together with the notes related thereto) of the Ventures on a quarterly, semi-annual and annual basis in a timely manner so as to permit EMI to prepare quarterly, semi-annual and annual reports to its shareholders.

          (e) In connection with the reporting requirements of EMI to its shareholders and EMI's ongoing relationship with the investor community, the Ventures will provide to EMI the same level of access to both officers and information (financial and otherwise) of the Ventures as provided to TWI.

          9. Dividends, Distributions and Allocations. (a) Annual distributions will be determined by the Boards of the Ventures with the following payment levels:

          (i) subject always to Paragraph 9(b), for year 2000, the payment of 75% of the Dividend Level (as defined below) to each party (the "Stub Period Dividend");

          (ii) subject always to Paragraph 9(b), for year 2001 and year 2002, the payment of the Dividend Level to each party;

          (iii) subject always to clause (iv) below and to Paragraph 9(b), for each year after year 2002 the payment of aggregate cash distributions equal to 80% of the Ventures' profit attributable to members (after minority interests), after tax and tax distributions, before (x) amortization of intangible assets, (y) exceptional items and (z) profit or loss from Columbia House, all calculated in accordance with UK GAAP;

          (iv) subject always to Paragraph 9(b), if in any financial year the aggregate amount of cash dividends received by EMI from both Ventures pursuant to clause (iii) above produces aggregate distributions to EMI which are less than the sum (the "Dividend Level") of (A) the Current EMI Dividend increased after year 2002, each year, by inflation, and (B) EMI's consolidated estimated corporate overhead and interest costs and taxes less tax distributions, then for such financial year the payment of aggregate cash distributions sufficient to result in distributions to EMI equal to the Dividend Level; and

          (v) in all cases, such additional amounts as the Boards of the Ventures may determine.

          (b) The financial policies of each Venture, including as to gearing (leverage) levels and target credit ratings, will be determined by the Boards of the Ventures so as to secure the payment levels in clauses (i), (ii), (iii) and
(iv) of Paragraph 9(a). These payment levels and the obligations under the preceding sentence will be subject to the ability of the Ventures to meet the cash requirements needed to operate the business in the ordinary course without prejudicing the objective that the Ventures maintain Investment Grade Status, unless the Boards of the Ventures determine that a lower rating than Investment Grade Status is in the best interest of the Ventures. Subject to the foregoing, management of the Ventures will use best efforts to maintain Investment Grade Status.

          (c) For the purposes of this Paragraph 9, the following phrases have the following meaning:

          "Current EMI Dividend" means (pound)126 million, which reflects the actual current EMI dividend, increased pro rata to take account of ordinary shares of EMI issued pursuant to the CDs or upon exercise of EMI employee options granted prior to the Closing Date.

          "Investment Grade Status" means a corporate credit rating of Baa3 or better from Moody's Investors

     Services, Inc., or BBB- or better from Standard & Poor's Investor Advisor Services, Inc.

          (d) Notwithstanding anything contained herein, the Ventures will make mandatory minimum distributions, for the purpose of paying the parties' U.S. Federal, state and local income and franchise Taxes with respect to the Ventures, based upon a rate equal to (x) the highest applicable marginal federal corporate income tax rates on ordinary income and capital gains plus (y) 5% and assuming full creditability of foreign income taxes. Distributions made pursuant to this Paragraph 9(d) will be made equally to both parties, subject to adjustment to reflect any transfer of interests in the Venture.

          (e) Except as provided in Paragraph 9(g), all distributions made pursuant to Paragraph 9(a) shall be made equally to both parties, subject to adjustment to reflect any transfer of interest in the Ventures.

          (f) TWI will indemnify USCO and hold it harmless from and against any Damages with respect to Columbia House, other than diminution in value of USCO's interest in Columbia House or loss on sale of such interest; provided that to the extent that any such Damages gives rise to a tax deduction to the Ventures, such deduction will be specially allocated to TWI for U.S. federal income tax purposes.

          (g) All net proceeds from the sale, exchange or other disposition by the Ventures of the equity interest of Columbia House contributed to the Venture pursuant to Section 1.03 of the Combination Agreement or from cash distributions with respect to such equity interest of Columbia House shall be distributed:

          (i) first, 100% to TWI until the aggregate amount TWI has received pursuant to this clause (i) equals $1 billion (subject to adjustment as set forth in Paragraph 13); and

          (ii) thereafter, 75% to TWI and 25% to EMI.

          (h) Any annual distribution payable by a Venture pursuant to Paragraph 9(a) will be paid in the form of an interim and a final dividend, each to be paid in sufficient time to permit EMI to make its interim and final dividend payments to its shareholders on customary dates for U.K. listed companies. The distributions payable by the Ventures pursuant to Paragraph 9(a) will, to the maximum extent possible, be allocated such that 75% of the expected aggregate annual dividend will be paid in the final dividend and 25% of the expected aggregate annual dividend will be paid in the interim dividend. Notwithstanding the foregoing, the Stub Period Dividend shall be paid in May 2001.

          10. Transfer. (a) Except as set forth in this Paragraph 10 or in the Credit Facility Term Sheet, neither party may transfer or mortgage any of or all its ownership interest in a Venture to another person. This includes a prohibition on TWI and EMI transferring, mortgaging or issuing (or permitting to be transferred, mortgaged or issued) any shares in any Subsidiary that, directly or indirectly, holds any portion of their respective ownership interests in either Venture.

          (b) Notwithstanding Paragraph 10(a), at any time after the date that is three years after the Closing Date, either party may transfer its entire ownership interest in both Ventures to another person if (i) the party (the "Transferor") that desires to transfer its ownership interest in the Ventures notifies the other party (the "Other Party") of its desire to do so, (ii) such notice is accompanied by a copy of a bona fide, binding agreement with a third party (the "Transferee") that provides for such a transfer for consideration that consists solely of cash, (iii) within 60 days of receipt of such notice the Other Party does not elect to purchase the entire ownership interest of the Transferor in the Ventures on the terms set forth in such binding agreement and
(iv) the transfer to the Transferee is completed within 180 days of receipt of such notice on terms not less favorable to the Transferor than those set forth in such binding agreement. If, in response to such notice, the Other Party does elect to purchase the entire ownership interest of the Transferor in the Ventures on the terms set forth in such binding agreement, then the Transferor shall be bound to transfer to the Other Party, and the Other Party shall be bound to purchase, the entire ownership interest of the Transferor in the Ventures on those terms.

          (c) Notwithstanding Paragraph 10(a), any Subsidiary of TWI that, directly or indirectly, holds TWI's entire ownership interest in the Ventures may make (or TWI may make) a public distribution of shares in such corporation. If any such corporation ceases to be a Subsidiary of TWI, then such corporation shall be substituted for "TWI" under this Agreement, the Venture Agreements and the Contribution Agreement; provided, however, that for a period of at least three years after TWI ceases to control any such Subsidiary following such public distribution, TWI agrees to comply with the Confidentiality

Agreement and the non-compete provisions contained in the Venture Agreements.

          (d) Notwithstanding Paragraph 10(a), either party may at any time transfer any portion of its ownership interest in the Ventures to any entity that is wholly owned by such party or that owns all of the capital stock of such party if such transfer will not result in any incremental tax cost to the other party; provided, however, that if such entity should cease to remain wholly owned by such party or own all the capital stock of such party, then such entity shall transfer such ownership interest back to such party or another permitted transferee of such party.

          11. Change of Control. (a) Upon the occurrence of a "Change of Control" (as defined below) of either party (such party being a "Subject Party"), the other party will have the right to purchase (the "Purchase Right") all (but not less than all) the Subject Party's ownership interest in the Ventures, subject to the following conditions:

          (i) in the event of a Change of Control within the first 42 months following the Closing Date, the Purchase Right will be exercisable for up to one year following the Change of Control; in the event of a Change of Control thereafter, the Purchase Right will be exercisable for up to six months following the Change of Control;

          (ii) the price at which the Purchase Right will be executed (the "Purchase Price") will be the fair market value of the Subject Party's interest (including, for the avoidance of doubt, in the case of Warner's interest a control premium), as determined in the manner described in Paragraph 11(d);

          (iii) the Purchase Price will be paid in cash; and

          (iv) upon such Change of Control, the Subject Party will lose any rights it has that are described under Paragraphs 3(c)(iii) and 4(a), until such time as the other party either (A) elects not to exercise or loses its Purchase Right or (B) defaults in completing the purchase.

          (b) A "Change of Control" with regard to EMI means (1) any person or group of persons acting in concert owning 30% or more of EMI's voting rights,
(2) more than one-third of the members of the EMI Board being "subject directors". For purposes of this Paragraph 11(b) a "subject director" of EMI is a person (A) who was originally nominated or designated for election as a director, directly or indirectly, by a shareholder, or group of shareholders acting in concert, of EMI or (B) whose original election to the EMI Board (either by the EMI Board or EMI's shareholders) took place when there were other subject directors and whose original election was not approved by all the then directors of EMI who were not subject directors or (3) any winding-up or other insolvency or administration of EMI. For the avoidance of doubt, a reorganization of EMI that does not result in a change in the board of directors of EMI or the shareholders of EMI shall not be a Change of Control of EMI.

          (c) A "Change of Control" of TWI means (1) if "TWI" no longer means Time Warner Inc. or AOL Time Warner after the merger referred to in the last sentence of this section in accordance with Paragraph 10(c), (A) any person or group of persons acting in concert owning 30% or more of TWI's voting rights,
(B) more than one-third of the members of the board of directors of TWI or the ultimate public parent company of TWI (the "TWI Board") being "subject directors" of TWI or (C) any bankruptcy or other insolvency of TWI, and (2) if otherwise, (A) more than one-third of the members of the TWI Board being "subject directors" of TWI or (B) any bankruptcy or other insolvency of TWI. A "subject director" of TWI is a person (A) who was originally nominated or designated for election as a director, directly or indirectly, by a stockholder, or group of stockholders acting in concert, of TWI, and whose original nomination or designation was not approved by the nominating committee of the TWI Board, or (B) whose original election to the TWI Board (either by the TWI Board or TWI's stockholders) took place when there were other subject directors and whose original election was not approved by all the then directors of TWI who were not subject directors. For the avoidance of doubt, a reorganization of TWI that does not result in a change in the board of directors of TWI or the ultimate shareholders of TWI shall not be a Change of Control of TWI and (ii) the closing of the merger of TWI and AOL and the transactions related thereto shall not constitute a Change of Control of TWI.

          (d) The Purchase Price will be determined in the following manner. First, within 15 days of the date of exercise of the Purchase Right (the "Exercise Date"), each party will select as its representative an internationally recognized investment banking firm (a "Representative Firm"). Within seven days after the selection of the Representative Firms, the Representative Firms shall together agree upon a third investment banking firm to serve as a neutral appraiser (the "Neutral Firm"). The

Representative Firms shall then provide their best estimate of the Purchase Price to the Neutral Firm within 60 days after the Exercise Date. If the amount of the lower estimate is at least 90% of the amount of the higher estimate, then the Purchase Price will equal the average of the two estimates. If the lower of the two estimates is less than 90% of the higher estimate, then the Neutral Firm shall choose the estimate that it believes to be closest to the fair market value of the Subject Party's interest (including, for the avoidance of doubt, in the case of TWI's interest a control premium), and the estimate chosen by the Neutral Firm shall be the Purchase Price. Each party shall pay the fees of the Representative Firm appointed by it. The parties shall evenly divide the fees of the Neutral Firm.

          12. Covenants. (a) (i) After the Closing Date, TWI will not, and will cause each of its Controlled Affiliates not to, and after the expiration of the period described in Paragraph 12(b), TWI and EMI will not, and will cause each of their respective Controlled Affiliates not to, engage directly or indirectly in any Restricted Business anywhere in the world, otherwise than through the Ventures.

          (ii) If TWI, EMI or any of their Controlled Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either Venture and such transaction or matter does not involve any activity that TWI, EMI or any of their Controlled Affiliates are forbidden to undertake pursuant to this Paragraph 12 (assuming the expiration of the period described in Paragraph 12(b)), then none of TWI, EMI or their Controlled Affiliates, as applicable, shall have any duty to communicate or offer such corporate opportunity to the Ventures and shall be entitled to pursue or acquire such corporate opportunity for itself or to direct such corporate opportunity to another Person. If TWI, EMI or any of their Controlled Affiliates acquires knowledge of a potential transaction or matter that may be a corporate opportunity for either Venture and such transaction or matter involves a
Restricted  Business,  then  TWI,  EMI  and  their  Controlled  Affiliates,   as
applicable, shall not be entitled to pursue or acquire such corporate opportunity for itself or to direct such corporate opportunity to another Person.

          (iii) For the purposes of this Paragraph 12(a) only, the following terms shall have the following meanings:

          "Commercial Distribution" means (A) distribution on a wholesale basis to "brick and mortar" or on-line stores that distribute Recorded Music or Music Videos in physical form to consumers or (B) distribution of Recorded Music or Music Videos to consumers in digital form via the Internet or otherwise.

          "Content   Business"  means  any  business  that  is  limited  to  the following:

          (A) the business of a party or its Controlled Affiliates of producing soundtracks (including acquiring copyrights in musical compositions and related activities in connection therewith) for motion pictures, television programs and similar entertainment programs produced by such party or its Controlled Affiliates and exploiting such soundtracks as a part of and in the marketing of such pictures or programs;

          (B) the music programming service business, including the ownership or operation of broadcast music video channels, satellite-delivered music video channels, music video-based Internet websites (including websites with links to persons engaged in Commercial Distribution), broadcast radio stations, satellite-delivered radio stations and Internet radio stations (including websites with links to Persons engaged in Commercial Distribution) and similar programming services, but excluding (1) the Commercial Distribution of Recorded Music pursuant to any such music programming service in a manner distinct from the service itself and (2) subject (for the avoidance of doubt) to clause (B) of the definition of "Grandfathered Businesses", the administration of copyrights in musical compositions arising out of any such service;

          (C) other than with respect to Music Videos, the business of producing, manufacturing, packaging, advertising, marketing, promoting, Commercial Distribution of or other exploitation of audio-visual programs (including music audio-visual programs) for distribution by any means or medium (including for broadcast on a pay-per-play basis or similar basis); and

          (D) the concert promotion business, including the ownership or operation of concert venues.

          "Controlled Affiliate" of any Person means any other Person with respect to which (A) the first Person directly or indirectly beneficially owns 50% or more of the participating or common equity securities or interests of such other Person or 50% or more of the interests in the profits of such other Person, (B) a majority of the board of directors (or similar governing body) of which are elected or appointed, directly or indirectly, by the first Person or (C) the first Person directly or indirectly beneficially owns 50% or more of the securities or interests having the right to elect or appoint directors (or equivalent governing Persons) of such Person (or in the case of a Person which is not a corporation, having the equivalent voting power).

          "Grandfathered Business" means any business that is limited to the following:

          (A) the Record Business conducted by Time Life, Inc. and its Subsidiaries so long as (1) such business remains primarily the production, manufacturing, packaging, advertising, marketing, promotion, and other exploitation of previously-released Recorded Music and Recorded Music embodying previously-recorded musical compositions where such previous recordings have been previously released, and (2) the substantial portion of the releases and sales of such business are sold through direct response channels;

          (B) any Restricted Business of any party that is incidental to another business of such party (the "base business") that is not a Restricted Business, as such base business is currently conducted and may reasonably evolve, including the evolution of such base business resulting from the application of the Internet to such base business; and

          (C) any Restricted Business conducted by AOL on the later of the Closing Date and the date of closing of the AOL-TWI merger, as then conducted and as such Restricted Business may evolve in an incidental way.

          The parties understand and agree that the list contained in this definition may be supplemented after the date of this Agreement and prior to the Closing Date with the prior approval of both parties (which will not be unreasonably withheld or delayed) to specify, for the avoidance of doubt, other insignificant businesses currently conducted by TWI, EMI or AOL outside the Warner Music Business that are intended to be Grandfathered Businesses.

          "Internet" means: (A) the wide area cooperative network of university, corporate, government and private computer networks communicating through Transmission Control Protocol/Internet Protocol that is commonly referred to as the "Internet"; (B) any successor and/or parallel networks thereto and/or spin-off networks therefrom; and (C) any current or future proprietary networks or services, including AOL, Microsoft Network, Prodigy or CompuServe.

          "Music Publishing Business" means the business of (A) entering into agreements with composers, songwriters, lyricists, production companies or owners of rights in musical compositions for the acquisition, creation, advertising, marketing, promotion, administration or other exploitation of musical compositions or musical arrangements and (B) exercising and authorizing the exercise of rights under such agreements.

          "Music Videos" means audio-visual programs, including compilations of such programs, based upon a single musical composition or medley of musical compositions.

          "Outlet   Business"  means  any  business  which  is  limited  to  the following:

          (A) the business of operating any "brick and mortar" or on-line store that sells Recorded Music or Music Videos in physical form to consumers; or

          (B) the business of establishing or operating any Internet website or other Internet business that distributes, in digital or any other form to consumers, Recorded Music or Music Videos the major portion of which is acquired from third parties (including the Ventures), other than performers of musical works.

          "Record Business" means the business of (A) entering into agreements with performers of musical works, production companies or owners of rights in sound recordings (with or without visual images) for the acquisition, production, manufacturing, packaging, advertising, marketing, promotion, Commercial Distribution or other exploitation (by whatever means, whether now known or hereafter developed) of Recorded Music and (B) exercising and authorizing the exercise of rights under such agreements.

          "Recorded Music" means master recordings embodying reproductions of performances (both audio and audio-visual) of musical works, alone or accompanied by visual images, in a format (physical or nonphysical) capable of mass reproduction or distribution.

          "Restricted Businesses" means the Record Business and the Music Publishing Business, excluding however Content Businesses, Outlet Businesses and Grandfathered Businesses.

          (iv) The provisions in Paragraph 12(a)(i) will not apply to:

          (A) except as otherwise provided in Paragraph 12(a)(vi) and except with respect to any Person which is (or as a result of the proposed acquisition will become) a Controlled Affiliate of EMI or TWI, as the case may be, any acquisition of less than 5% of the equity or less than 10% of the debt of any person engaged in any Restricted Business;

          (B) engaging in any Restricted Business, whether directly or through a Controlled Affiliate so long as the consolidated revenues of TWI (or AOL-TWI or any New Parent) or EMI, as the case may be, from any such Restricted Business (other than the Ventures) shall not exceed $5 million per fiscal year and from all such Restricted Businesses (other than the Ventures) shall not exceed $25 million per fiscal year (such amounts to be adjusted annually to match the rate of inflation in the U.S. Consumer Price Index published by the United States Government);

          (C) any inadvertent violation of the provisions of Paragraph 12(a)(i) by either party; or

          (D) any acquisition of any person or business that, in the last full fiscal year preceding execution of the acquisition agreement, derived less than 25% of its consolidated revenues from Restricted Businesses;

     provided, however, in the case of clause (C) and clause (D), that upon closing of any such acquisition or discovery of any such inadvertent violation, the relevant Restricted Business will be offered to the Ventures and the acquiring or violating party will negotiate in good faith for a period of 60 days with the Ventures regarding the terms of such sale, and if agreement in respect of the acquisition of such assets is not reached during such 60 day period, the acquiror or violator will not be required to continue to negotiate with the Ventures but will be required to dispose of such Restricted Business within 15 months after the first occurrence of the event referred to in clause (C) or (D). Notwithstanding the proviso to the preceding sentence, but subject to Paragraphs 3(b)(ii) and 12(e), if the acquiror or violator is TWI, and if the Ventures purchase such Restricted Business, arms length terms shall be determined (except in the case of any insignificant Restricted Business) by independent appraisal.

          (v) The parties acknowledge that the businesses of TWI and EMI will likely evolve in ways that cannot be fully anticipated at this time; in the event such evolution results in any actual or potential violation of Paragraph 12(a)(i), the parties and the Ventures will discuss in good faith and seek to reasonably resolve such issue, taking into account the legitimate interests of the parties and the Ventures.

          (vi) For purposes of this Paragraph 12(a), a Person will be deemed to "engage in" a Restricted Business if such Person: (A) acquires beneficial ownership of 5% or more of the participating or voting equity securities or interests of any other Person, 5% or more of the interests in the profits or voting power of any Person or 10% or more of the debt securities of any other Person and, in any such case, either (1) such other Person or, to the knowledge of the first Person, its Controlled Affiliates is then engaged, directly or indirectly, in any Restricted Businesses or (2) such securities or interests were acquired by the first Person expressly in contemplation of such other Person commencing to engage, directly or indirectly, in any Restricted Business; or (B) acquires any securities or interests of, or makes any investment in, any other Person with respect to which the first Person already has beneficial ownership of the kind described in clause (A) above if either (1) such other Person or, to the knowledge of the first Person, its Controlled Affiliates is then engaged, directly or indirectly, in any Restricted Business or (2) such securities or interests were acquired, or such investment was made, by the first Person expressly in contemplation of such other Person commencing to engage, directly or indirectly, in any Restricted Business, other than, in the case of this clause (B), for participation in pro rata offerings, for investments made pursuant to preexisting commitments and for investments made upon the exercise or conversion of preexisting securities.

          (vii) If TWI or EMI or any of their respective Controlled Affiliates holds an equity or debt interest in any Person (other than a Controlled Affiliate or a Venture), then TWI or EMI, as the case may be, will, subject to fiduciary duties and contractual obligations and other applicable laws, exercise its rights and powers so as to inhibit such Person entering into or expanding any Restricted Business.

          (viii) At the later of the closing of the AOL-TWI Merger and the Closing Date, TWI will cause AOL-TWI and its Controlled Affiliates to be bound by this Paragraph 12(a). If TWI (or following the closing of the AOL-

TWI Merger, AOL- TWI) shall become a Controlled Affiliate of any other Person (a "New Parent"), TWI shall cause such other Person and its Controlled Affiliates to be bound by this Paragraph 12(a). TWI will be fully liable for any breach of this Paragraph 12(a) by AOL-TWI or any New Parent and their respective
Controlled Affiliates determined as if AOL-TWI, any New Parent and their respective Controlled Affiliates were bound by this Paragraph 12(a).

          (ix) This Paragraph 12(a) will cease to apply to any party and its Controlled Affiliates on the third anniversary of such party (together with its Affiliates) ceasing to hold any interest in either Venture.

          (b) For the first 42 months following the Closing Date, EMI will not engage in or agree to engage in any business activities, other than its ownership of the Ventures and its ownership interests in the EMI Excluded Assets; provided, however, that EMI's aggregate investment in and equity ownership percentage of any such asset shall not exceed such levels as of the date hereof except that EMI may contribute up to (pound)100 million additional investment in HMV or any other EMI Excluded Asset that is a minority investment so long as EMI's ownership percentage of HMV equity or any other EMI Excluded Asset does not increase.

          (c) After the Closing Date, if TWI and its Subsidiaries and together with, after the closing of the AOL-TWI merger, AOL, owns equity shares of EMI that together comprise less than 30% of the voting rights of all shares of EMI, TWI will vote such shares proportionately with the other shares voting on any matter.

          (d) For the first 42 months after the Closing Date, EMI will (i) distribute to its shareholders, by dividend, repurchase of capital stock, or otherwise, all distributions EMI receives from the Ventures, other than funds reasonably required by EMI to pay corporate overhead and taxes and to pay current or reasonably anticipated liabilities, and (after the final distribution in respect of 2002) an additional amount, not greater than 5% of the related distribution from the Ventures and (ii) only be permitted to incur indebtedness either (A) reasonably necessary to fund its liabilities and obligations, the proceeds of which are used in a manner consistent with clause (i), or (B) used to finance an investment in HMV in accordance with Paragraph 12(b).

          (e) The relationships between the Ventures and TWI, the Ventures and EMI and the Ventures and Columbia House will be governed by the Interface
Issues List. For
such purposes, an integrated series of similar or related contemporaneous transactions will be considered in the aggregate.

          (f) The parties will comply with the provisions of Sections 6.10(c), 6.10(d) and 6.11 of the Combination Agreement.

          (g) An entity (the "Service Company") shall be formed to employ providers of services (other than the four senior officers) that are provided to the Ventures on a worldwide basis. The jurisdiction and type of entity of the Service Company shall be mutually agreed. The Service Company shall charge each entity to which it provides services on an arm's length, cost-plus basis. The equity of the Service Company shall be owned equally by EMI and TWI.

          (h) Business opportunities shall be offered to the appropriate Venture taking into account the location of relevant assets and personnel.

          (i) Expenses shall be attributed to the appropriate Venture and shall reflect the relative benefits expected to be enjoyed by each Venture as a result of such expense.

          (j) USCO shall grant to EMI irrevocable proxies with respect to every entity that is directly owned by USCO. Such irrevocable proxies shall entitle EMI to vote at least 10% of the voting securities of each such entity.

          (k) The parties will, to the extent commercially reasonable to the Ventures, endeavor to maintain substantially similar capital structures in each Venture.

          13. Columbia House Investment. Neither Venture shall make any further investment in the equity or indebtedness of Columbia House without the consent of the EMI Board. Any investment by TWI in the equity or indebtedness of Columbia House may be made only after the Ventures have been given a right of first refusal over the investment, such right to be exercised solely by the EMI Board. The amount set forth in Paragraph 9(g)(i) shall be increased by the amount of any distributions by Warner to the creditors of Columbia House pursuant to a guaranty provided by Warner to such creditors.

          14. Tax Indemnity. The Ventures will indemnify TWI and EMI, as the case may be, against and agree to hold TWI and EMI, as the case may be, harmless, on a net after- Tax basis, from (y) any Assumed Tax Liabilities and
(z) any

Damages arising out of or incident to the imposition, assessment or assertion thereof (the sum of clauses (y) and (z) being referred to as a "Partner Tax
Loss"); provided, however, that the Ventures shall have no liability for the payment of any Partner Tax Loss to the extent such liability was taken into account in the cash retention or debt adjustment provisions of Article I of the Combination Agreement. The parties will endeavor to structure payments made under this Paragraph 14 as non-Taxable distributions whenever possible.

          15. General Indemnity. The Ventures will indemnify TWI and EMI against all Assumed Liabilities (subject to no "double recovery" through the equalization process).

                                                                  ATTACHMENT A
                                                            to Exhibit 2.01(c)


                                 Music Business

          "Music Business" shall mean owning, operating, managing, investing in, receiving money from (other than by virtue of ownership interest in the Ventures), engaging in, consulting or rendering advice in connection with or otherwise participating in the business of:

          (a) the creation, acquisition, production, manufacture, packaging, distribution, including through all forms of new media, sale, lease, rental, license, advertising, marketing, promotion or exploitation of audio recordings and/or audiovisual recordings and all rights contained therein, including the acquisition of rights and/or interests, directly or indirectly, in and to the artists whose performances are embodied on such recordings;

          (b) the creation, acquisition, administration sale, lease, rental, license and/or exploitation, including through all forms of new media, of musical compositions or works (including music publishing) and the acquisition of rights and/or interests in and to the authors and composers of such musical compositions;

          (c) the creation, acquisition, administration sale, lease, rental, license and/or exploitation of merchandise (including tee-shirts, hats, sweatshirts, general apparel, posters, photographs, toys and any and all other consumer products) in connection with music and/or artists and/or authors and composers;

          (d) the creation, acquisition, administration sale, lease, rental, license and/or exploitation of copyrights, trademarks and patents in connection with musical compositions, audio and audiovisual recordings, formats (e.g. CD and DVD) and technologies;

          (e) recording studios for use in connection with audio and audiovisual recordings;

          (f) concert promotion, including the ownership or operation of concert venues;

          (g) artist management, talent or booking agencies or the representation of artists;

          (h) the music programming business, including the operation of radio stations or networks, music video channels or networks or the engagement in any other business or activity in connection with the exhibition via television, the Internet or any other media or audio or audiovisual recordings;

          (i) audio and audiovisual retail and wholesale outlets;

          (j) the acquisition and exploitation of any ancillary rights with respect to any or all of the foregoing;

          (k) any other activity, which now or hereafter becomes understood as being part of the "music business," as such term is understood in the regional or worldwide record industry;

          (l) printing; and

          (m) any of the foregoing conducted through new media.

          For purposes of this Attachment A, "recording" shall mean any form of reproduction transmission or communication whether now known or unknown embodying sound alone, sound accompanied by visual images, other sensory data, other information or material including without limitation discs of any configuration or format digital storage, media of any kind, electronic transmission, reel to reel tapes, cartridges, cassettes and tapes of any kind.